CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2.875% Convertible Senior Notes due 2019	$350,000,000	(1)	$1,000	$350,000,000	(1)	$45,080	(2)
LLC interests	(3)		(3)	(3)		(3)

(1)	Includes 2.875% Convertible Senior Notes due 2019 which may be purchased by the underwriters pursuant to their option.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(3)	There are also being registered hereby an indeterminate number of shares of LLC interests into which the 2.875% Convertible Senior Notes due 2019 may be converted. Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no separate registration fee is payable when convertible securities and the securities into which conversion is offered are registered at the same time and no additional consideration is to be received in connection with the exercise of the conversion privilege.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187794

Prospectus Supplement
(To Prospectus dated April 8, 2013)

$305,000,000

Macquarie Infrastructure Company LLC

2.875% Convertible Senior Notes due 2019

We are selling $305,000,000 aggregate principal amount of our 2.875% Convertible Senior Notes due 2019, which we refer to as the notes. We will receive all of the net proceeds from the sale of the notes.

The notes will be convertible, at your option, into shares of our limited liability company interests, which we refer to as shares, initially at a conversion rate of 11.7942 shares per $1,000 aggregate principal amount (equivalent to an initial conversion price of approximately $84.79 per share), subject to adjustment as described in this prospectus supplement, at any time on or prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares.

The notes will bear interest at a rate of 2.875% per year, payable on January 15 and July 15 of each year, commencing January 15, 2015. The notes will mature on July 15, 2019.

You may require us to repurchase all or a portion of your notes upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any) to, but excluding the repurchase date.

The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries.

Concurrently with this offering, we are offering 10,000,000 of our shares (or 11,500,000 shares if the underwriters in that offering exercise their option to purchase additional shares with respect to such offering), which we refer to as the equity offering. The shares will be offered pursuant to a separate prospectus supplement to the accompanying prospectus in an underwritten public offering. We intend to use the proceeds of this offering and the proceeds of the concurrent equity offering to finance, in part, our acquisition of the remaining equity interest in International-Matex Tank Terminals not owned by us and to use any remaining proceeds for general corporate purposes. The closing of this offering is not conditioned on the closing of the equity offering or of the International-Matex Tank Terminals acquisition.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes. Our shares trade on The New York Stock Exchange, or the NYSE, under the symbol “MIC.” The last reported trading price of our shares on July 9, 2014 was $67.50.

Investing in our notes involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus supplement and the accompany prospectus.

	Per Note	Total
Price to the public(1)	100%	$305,000,000
Underwriting discounts and commissions	2.5%	$7,625,000
Proceeds to Macquarie Infrastructure Company LLC (before expenses)	97.5%	$297,375,000

(1)	Plus accrued interest, if any, from July 15, 2014.

We have granted the underwriters the option to purchase up to an additional $45,000,000 aggregate principal amount of notes within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $8,750,000, and our total proceeds, before expenses, will be $341,250,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about July 15, 2014.

Joint Book-Running Managers

Barclays	J.P. Morgan

Macquarie Capital

  RBC Capital Markets

SunTrust Robinson Humphrey

Wells Fargo Securities

Co-Managers

BofA Merrill Lynch	Oppenheimer & Co.

Prospectus Supplement dated July 9, 2014

Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that may be provided to you by us or on our behalf. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that may be provided to you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus supplement, the accompanying prospectus or any such free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and any such free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus and any such free writing prospectus are delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated April 8, 2013, which we refer to as the “accompanying prospectus,” which gives more general information about our debt securities that we may offer from time to time. This prospectus supplement and the accompanying prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus provided by us or on our behalf. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed with the Securities and Exchange Commission, or the SEC, and is incorporated into this prospectus by reference, on the other hand, the information in this prospectus supplement shall control. We have not, and the underwriters have not, authorized any other person to provide you with different information or representations.

INDUSTRY AND MARKET DATA

In this prospectus supplement and the accompanying prospectus (and the documents incorporated herein or hereto), we rely on and refer to information and statistics regarding market data and the industries of our businesses and investments obtained from market research, independent industry publications and other publicly available information. We believe this information is reliable but we have not independently verified it. In addition, we have made statements in this prospectus supplement and the accompanying prospectus regarding our industry and our position in the industry based on our experience in the industry and our own evaluation of market conditions.

FORWARD-LOOKING STATEMENTS

We have included in or incorporated by reference into this prospectus supplement certain statements that may constitute forward-looking statements. These include without limitation those under the headings “Prospectus Supplement Summary — Macquarie Infrastructure Company LLC” and “Risk Factors,” as well as those contained in any applicable prospectus supplement and the accompanying prospectus or in any document incorporated by reference into this prospectus supplement and the accompanying prospectus such as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may”, or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

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Forward-looking statements in this prospectus supplement (including any documents incorporated by reference herein) are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	changes in general economic, business or demographic conditions or trends in the United States or changes in the political environment, level of travel or construction or transportation costs where we operate, including changes in interest rates and price levels;
•	our holding company structure and/or investments in businesses that we may not control, may limit our ability to pay or increase a dividend or receive timely and accurate information;
•	changes in patterns of commercial or general aviation air travel, including variations in customer demand for our business;
•	our Manager’s affiliation with the Macquarie Group or equity market sentiment, which may affect the market price of our shares;
•	our limited ability to remove our Manager for underperformance and our Manager’s right to resign;
•	payment of performance fees to our Manager, if any, that could reduce distributable cash if paid in cash or could dilute existing shareholders if satisfied with the issuance of our shares;
•	our ability to service, comply with the terms of and refinance at maturity our substantial indebtedness;
•	our ability to make, finance and integrate acquisitions, including the IMTT Acquisition (as defined below) and the quality of financial information and systems of acquired entities;
•	our ability to implement our operating and internal growth strategies;
•	the regulatory environment, including U.S. energy policy, in which our businesses and the businesses in which we hold investments operate and our ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators of our businesses and the businesses in which we hold investments, and our relationships and rights under and contracts with governmental agencies and authorities;
•	unanticipated or unusual behavior of the City of Chicago brought about by the financial distress of the city;
•	the extent to which federal spending cuts, including potentially those resulting from sequestration, reduce the U.S. military presence on Hawaii or flight activity at airports on which Atlantic Aviation operates;
•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and our ability to recover increases in these costs from customers;
•	changes in U.S. domestic demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported;
•	technological innovations leading to a change in energy, production, distribution and consumption patterns;
•	changes in electricity or other energy costs, including natural gas pricing;
•	the competitive environment for attractive acquisition opportunities facing our businesses and the businesses in which we hold investments;
•	environmental risks, including the impact of climate change and weather conditions, pertaining to our businesses and the businesses in which we hold investments;
•	work interruptions or other labor stoppages at our businesses or the businesses in which we hold investments;

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•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of our income and gains for such treatment;
•	disruptions or other extraordinary or force majeure events affecting the facilities or operations of our businesses and the businesses in which we hold investments and our ability to insure against any losses resulting from such events or disruptions; and
•	our ability to make alternate arrangements to account for any disruptions or shutdowns that may affect the facilities of our suppliers or the operation of the barges upon which our gas processing and distribution business is dependent.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement such as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus supplement (including any documents incorporated by reference herein) may not occur. These forward-looking statements are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, however, consult further disclosures we may make in future filings with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information incorporated by reference into or contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” beginning on page S-17 of this prospectus supplement and page 3 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and our consolidated financial statements and the related notes thereto incorporated by reference herein before making a decision to invest in our notes.

Macquarie Infrastructure Company LLC, a Delaware limited liability company, was formed on April 13, 2004. Except as otherwise specified, “Macquarie Infrastructure Company,” “MIC,” “the Company,” “our Company,” “we,” “us,” and “our” refer to Macquarie Infrastructure Company LLC and its subsidiaries together from June 25, 2007 and, prior to that date, to Macquarie Infrastructure Company Trust, the Company and its subsidiaries. Macquarie Infrastructure Management (USA) Inc., which we refer to as our Manager, is part of the Macquarie Group, comprising Macquarie Group Limited and its subsidiaries and affiliates worldwide.

Macquarie Infrastructure Company LLC

We own, operate and invest in a diversified group of infrastructure businesses that provide basic services to businesses and individuals primarily in the U.S. The businesses we own and operate include:

•	International-Matex Tank Terminals, or IMTT: a 50% interest in a bulk liquid terminals business, which provides bulk liquid storage and handling services at ten marine terminals in the United States and two in Canada and is one of the largest participants in this industry in the U.S., based on storage capacity;
•	Hawaii Gas: a full-service gas energy company processing and distributing gas products and providing related services in Hawaii;
•	Atlantic Aviation: an airport services business providing products and services, including fuel and aircraft hangaring/parking, to owners and operators of general aviation aircraft at 68 airports in the U.S.; and
•	Contracted Power and Energy segment, or CP&E: consists of controlling interests in five contracted power generation facilities located in the southwest U.S. and a 50.01% controlling interest in a district energy business which operates one of the largest district cooling systems in the U.S.

Our infrastructure businesses generally operate in sectors with limited direct competition and significant barriers to entry, including high initial development and construction costs, the existence of long-term contracts or the requirement to obtain government approvals and a lack of immediate cost-efficient alternatives to the services provided. Overall they tend to generate sustainable long-term cash flows.

Dividends

We view MIC as a total return investment opportunity. Consistent with that view, we believe that our businesses are capable of generating growing amounts of Free Cash Flow over time and that we will distribute cash equal to approximately 80% to 85% of the Free Cash Flow (in proportion to our equity interest) generated, subject to their continued stable performance and prevailing economic conditions. We define Free Cash Flow as cash from operating activities, which reflects cash paid for interest, taxes and pension contributions, less maintenance capital expenditures and changes in working capital. In particular, we believe that the growth characteristics of our businesses will cause our distributable cash flow per share to grow at a high single-digit rate annually over the medium term, subject to the same factors. From 2007 through 2013, our proportionately combined Free Cash Flow per share grew at a compound annual rate of 12.3% per year. We believe that our quarterly cash dividend, combined with the potential for capital appreciation stemming from the growth of each of our businesses, supports our view of the Company as a total return investment opportunity.

On July 3, 2014, our Board of Directors declared a cash dividend of $0.95 per share ($3.80 annualized) for the quarter ended June 30, 2014. The dividend will be payable on August 14, 2014 to shareholders of record on August 11, 2014.

The declaration and payment of any future dividends will be subject to a decision of our Board of Directors. Our Board of Directors will take into account such matters as the state of the capital markets and general business conditions, our financial condition, results of operations, capital requirements, capital opportunities and any contractual, legal and regulatory restrictions on the payment of dividends by us to our shareholders or by our subsidiaries to us, and any other factors that it deems relevant. In particular, each of our businesses and investments have debt commitments and restrictive covenants, which must be satisfied before any of them can make distributions to our Company. Any or all of these factors could affect both the timing and amount, if any, of future dividends.

Our Manager

We are managed externally by Macquarie Infrastructure Management (USA) Inc., our Manager. Our Manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in the management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets.

We have entered into a management services agreement with our Manager. Our Manager is responsible for our day-to-day operations and affairs and oversees the management teams of our operating businesses. At the holding company level, we do not have any employees. Our Manager has assigned, or seconded, to us two of its employees to serve as our chief executive officer and chief financial officer and seconds or makes other personnel available as required. The services performed for us by our Manager are provided at our Manager’s expense, and include the compensation of our seconded personnel.

We pay our Manager a monthly base management fee based primarily on our market capitalization. Our Manager can also earn a performance fee if the quarterly total return to shareholders (capital appreciation plus dividends) exceeds the quarterly total return of a U.S. utilities index. For our Manager to earn the performance fee, our quarterly total returns must be positive and in excess of any prior underperformance. If payable, the performance fee is equal to 20% of the difference between the benchmark return and the return for our shareholders. Our Manager may, in its sole discretion, choose to receive its base management and/or performance fees, if applicable, in cash or to reinvest such fees in additional shares during a specified election window. The price for such shares is calculated based on the volume weighted average trading price of our shares over a specified period of time up to a maximum share price that is equal to double the closing share price of our shares on the last day of the election window. Over the period commencing in January 2013 and through June 2014, our Manager has elected to reinvest all base management and performance fees to which it has become entitled. Representatives of our Manager have advised us that they currently remain comfortable with reinvesting fees in additional shares.

We believe that Macquarie Group’s demonstrated expertise and experience in the acquisition, management and funding of infrastructure businesses provide us with an advantage in pursuing our strategy. Our Manager is part of the Macquarie Funds Group, the asset management division of Macquarie globally. Macquarie-managed entities own, operate and/or invest in a global portfolio of approximately 109 businesses including those involved with toll roads, airports and airport-related infrastructure, bulk liquid terminals, ports, communications, electricity and gas distribution networks, water utilities, renewable energy generation, rail and ferry assets across 27 countries.

Industry Overview

Infrastructure businesses, in general, tend to generate sustainable cash flows resulting from relatively inelastic customer demand and their strong competitive positions. Characteristics of infrastructure businesses typically include:

•	ownership of long-lived, high-value physical assets that are difficult to replicate or substitute around;
•	consistent and relatively inelastic demand for their services;

•	scalability, such that relatively small amounts of growth can generate significant increases in earnings before interest, taxes, depreciation and amortization, or EBITDA;
•	the provision of basic, often essential services;
•	generally predictable maintenance capital expenditure requirements; and
•	strong competitive positions, largely due to high barriers to entry, including:
º	high initial development and construction costs;
º	difficulty in obtaining suitable land on which to operate the business;
º	long-term, exclusive concessions or leases and customer contracts; and
º	lack of cost-effective alternatives to customers in the foreseeable future.

In addition to the benefits associated with these characteristics, the revenues generated by most of our infrastructure businesses generally can be expected to keep pace with inflation. The price escalators built into many customer contracts and the inflation and cost pass-through adjustments typically a part of pricing terms in “user pays” businesses or provided for by the regulatory process to regulated businesses serve to insulate infrastructure businesses to a significant degree from the negative effects of inflation and commodity price risk. We sometimes employ interest rate hedging contracts in connection with our businesses’ floating rate debt to effectively fix our interest expense and reduce variability in cash flows resulting from changes in interest rates.

We focus on the ownership and operation of infrastructure businesses in the following categories:

•	those with revenues derived from per-use or rental charges in medium-term contracts (three to five years), such as at IMTT, or in our CP&E segment where a majority of the revenues are derived from long-term (20 – 25 years) power purchase agreements, or PPAs, with local electric utilities or other long-dated contracts with businesses and governmental entities;
•	those with “regulated” revenue such as the utility operations of Hawaii Gas; and
•	those with long-dated concessions, such as Atlantic Aviation, where revenue is a function of the number of aircraft that use the services of our fixed base operations, or FBOs.

Our Business Strategy

There are four principal components to our corporate strategy:

1.	We intend to function as a dividend growth-oriented owner and operator of a diversified portfolio of infrastructure businesses. We define infrastructure businesses as those having high value, long-lived physical assets, preferred positions in their respective markets and revenues that are principally a function of contract/regulation.
2.	We intend to drive performance improvement in the businesses we own and those in which we have invested primarily along these dimensions:
•	environmental, social and governance;
•	gross profit growth including through the execution of growth projects;
•	expense and tax management; and
•	capital structure optimization.
3.	We intend to deploy internally generated capital and available debt capital in a prudent balance between quarterly cash dividends to our shareholders and investments in the growth of existing businesses.
4.	When it is economically sensible to do so, we intend to grow through the acquisition of infrastructure businesses in the sub-sectors in which we currently participate, or adjacent sub-sectors that will complement and enhance our existing portfolio. We have and will continue to focus on businesses within which we can identify opportunities for performance improvement, the ability to deploy growth capital at attractive rates of return and where such acquisitions would be accretive to our yield at the time.

We have elected to treat MIC as a corporation for federal tax purposes. As a result, all investor tax reporting regarding dividends and/or return of capital will be provided on Form 1099.

Our businesses and investments, along with the industries in which they operate and their strategies, are discussed below.

IMTT

IMTT Business Overview

We own 50% of IMTT. The remaining 50% is owned by a trust for the benefit of members of the founding family, or the Coleman Trust. IMTT stores or handles petroleum products, various chemicals, renewable fuels and vegetable and animal oils. IMTT is one of the larger independent providers of bulk liquid terminal services in the U.S., based on capacity.

IMTT also owns OMI Environmental Solutions, or OMI, an environmental emergency response, industrial services, waste transportation and disposal business. OMI has a network of facilities along the U.S. Gulf Coast between Houston and New Orleans. These facilities primarily service the Gulf region, but also respond to spill events and provide services as needed throughout the United States and internationally.

On July 7, 2014, we entered into a stock purchase agreement to acquire the remaining equity interest in IMTT not owned by us. See “— Recent Developments — IMTT Acquisition” and “The Transactions.”

Industry Overview

Bulk liquid terminals provide an important link in the supply chain for liquid commodities such as crude oil, refined petroleum products and commodity and specialty chemicals. In addition to renting storage tanks, dock access and intra-modal transportation access, bulk liquid terminals generate revenues by offering ancillary services including product transfer (throughput), heating and blending. Pricing for storage and other services typically reflects local supply and demand as well as the specific attributes of each terminal including access to deepwater berths and connections to land-based infrastructure such as roads, pipelines and rail.

Both domestic and international factors influence demand for bulk liquid terminals in the United States. Demand for storage rises and falls according to local and regional consumption. In addition to these domestic forces, import and export activity also accounts for a material portion of the business. Shippers require storage for the staging, aggregation and/or distribution of products before and after shipment. The extent of import/export activity depends on macroeconomic trends such as currency fluctuations as well as industry-specific conditions, such as supply and demand balances in different geographic regions. The medium-term length of storage contracts tends to offset short-term fluctuations in demand for storage in both the domestic and import/export markets.

Potential entrants into the bulk liquid terminals business face several barriers. Strict environmental regulations, availability of waterfront land with the necessary access to land-based infrastructure, local community resistance to new fuel/chemical sites, and high initial investment costs limit the construction of new bulk liquid terminal facilities. These deterrents are most formidable around waterways near major urban centers. As a consequence, new tanks are generally built where existing docks, pipelines and other infrastructure can support them, resulting in higher returns on invested capital compared with greenfield developments. However, restrictions on land use, difficulties in securing environmental permits, and the potential for operational bottlenecks due to infrastructure constraints may limit the ability of existing terminals to expand the storage capacity of their facilities.

IMTT Strategy

If the IMTT Acquisition (as defined below) is consummated, the key components of IMTT’s strategy will be:

1.	to drive growth in revenue and cash flows by attracting and retaining customers who place a premium on flexibility, speed and efficiency in bulk liquid terminals;

2.	to develop existing locations, especially on the Lower Mississippi River, by constructing new tanks, docks, rail offloading capacity, pipelines or other logistics infrastructure when such construction is supported by customer demand and the returns are attractive; and
3.	to improve governance, business processes and systems generally, with particular focus on financial planning and analysis capabilities.

We believe that IMTT possesses a number of competitive strengths that increase the likelihood that this strategy would be successful, including:

•	Operational flexibility is fundamental to making IMTT an attractive supplier of bulk liquid terminal services in its key markets. Its facilities operate 24/7 providing shippers, refiners, manufacturers, traders and distributors with prompt access to a wide range of storage services. In each of its two key markets, IMTT’s scale ensures availability of sophisticated product handling and storage capabilities. IMTT continues to improve its facilities’ speed and flexibility of operations by investing in upgrades of its docks, pipelines and pumping infrastructure and facility management systems.
•	A portion of IMTT’s strategic advantage derives from its particular location within its key markets. For example, IMTT is the only bulk liquid storage terminal in New York Harbor with docks capable of handling vessels with draft of 45 feet.
•	IMTT has room to grow. In each of its two key markets, IMTT owns land on which additional storage capacity could be constructed. To the extent that demand warrants and such capacity can be developed under contract (not speculatively) and on economically sensible terms, we believe that IMTT is well-positioned to continue to increase its aggregate storage capacity. The pipeline of investment opportunities, including development of both additional capacity and ancillary services, is strong, particularly as a result of the resurgence in petrochemicals processing manufacturing and the unconventional oil production currently being experienced in the United States. Since our investment in IMTT, in May of 2006 through March 31, 2014, IMTT has completed approximately $800.0 million of growth capital expenditure projects.

If we consummate the IMTT Acquisition, we will consolidate IMTT for financial and tax reporting purposes, rather than accounting for our investment in IMTT using the equity method. We believe that, in addition to the tax benefits associated with consolidation, as the owner of 100% of IMTT we will be in a position to improve IMTT’s business processes, systems and governance and more efficiently carry out the strategies described above.

Hawaii Gas

Hawaii Gas Business Overview

Hawaii Gas is Hawaii’s only government franchised full-service gas company, processing and distributing gas products and providing related services throughout the state. The market includes Hawaii’s approximately 1.4 million residents and approximately 8.2 million visitors (2013 figure). Hawaii Gas processes and distributes synthetic natural gas, or SNG, for its utility customers on Oahu, and distributes Liquefied Petroleum Gas, or LPG, to utility and non-utility customers throughout the state’s six major islands.

Hawaii Gas has two primary businesses, utility (or regulated) and non-utility (or unregulated):

•	The utility business serves approximately 35,000 customers through localized pipeline distribution systems located on the islands of Oahu, Hawaii, Maui, Kauai, Molokai and Lanai, or the major islands. Approximately 90% of these customers are on Oahu. The utility business includes the processing, distribution and sale of SNG on the island of Oahu and distribution and sale of LPG on all of the islands mentioned above. Utility revenue consists principally of sales of SNG and LPG. The operating costs for the utility business include the cost of feedstock, the cost of processing SNG from the feedstock, LPG purchase costs and the cost of distributing SNG and LPG to customers.

•	The non-utility business sells and distributes LPG to approximately 33,000 customers. LPG is delivered by truck to individual tanks located on customer sites on the major islands. Non-utility revenue is generated primarily from the sale of LPG delivered to customers. The operating costs for the non-utility business include the cost of purchased LPG and the cost of distributing the LPG to customers.

Hawaii Gas’ two primary products, SNG and LPG, are relatively clean-burning fuels that produce lower levels of carbon emissions than other hydrocarbon fuels such as coal or oil. This is particularly important in Hawaii where heightened public awareness of the environmental impact of using hydrocarbon fuels such as coal or oil makes lower emission fuels attractive to customers.

SNG and LPG have a wide number of commercial and residential applications including water heating, drying, cooking, emergency power generation and decorative lighting, such as tiki torches. LPG is also used as a fuel for specialty vehicles such as forklifts. Gas customers include residential customers and a wide variety of commercial, hospitality, military, public sector and wholesale customers.

Hawaii Gas continues to move forward with initiatives that will allow it to use Liquefied Natural Gas, or LNG, as an additional fuel option to serve its customers. In March of 2014, Hawaii Gas received approval from the Hawaii Public Utilities Commission, or HPUC, to transport LNG from the U.S. mainland to Hawaii for use as a back-up to its regulated SNG system. Hawaii Gas received its first shipment of LNG in April 2014 and successfully re-gasified and injected the product into its pipeline distribution system.

Hawaii Gas Strategy

Hawaii Gas’ long-term strategy has four primary components:

1.	to lower the cost of energy in Hawaii in an environmentally sustainable manner. To accomplish this goal, the business has developed plans for LNG and renewable natural gas, or RNG, transportation, storage and regasification infrastructure to supply its own needs, as well as demand from the transportation, power generation and other sectors. The business is in ongoing discussions and negotiations with relevant government, regulatory and commercial stakeholders as it believes the combination of LNG and RNG can substantially lower Hawaii’s energy costs and support economic growth while reducing carbon emissions.
2.	to diversify its sources of existing supply, including SNG feedstock and LPG, to ensure reliable supply and to mitigate the impact of potential cost increases to its customers. In support of this, the business has added storage capacity that is expected to improve its purchasing competitiveness and flexibility. Hawaii Gas is also exploring other clean and renewable energy alternatives including LNG and RNG that could be distributed using its existing infrastructure.
3.	to increase and diversify its customer base. To accomplish this goal, the business intends to increase penetration of the residential, government (primarily military) and tourism-related markets and to expand its business as a wholesale supplier of gas for power generation. The business also intends to promote the value of its products and services and their attractiveness as a cleaner alternative to other energy sources in Hawaii.
4.	to maintain good relationships with regulators, government agencies, customers and the other communities it serves.

Atlantic Aviation

Atlantic Aviation Business Overview

Atlantic Aviation operates FBOs at 68 airports in the United States. Atlantic Aviation’s FBOs provide fueling and fuel-related services, aircraft parking and hangar services to owners/operators of jet aircraft, primarily in the general aviation sector of the air transportation industry, but also to commercial, military, freight and government aviation customers.

On April 30, 2014, Atlantic Aviation completed the acquisition of the assets and liabilities of Galaxy Aviation and Boca Aviation. These acquisitions included substantially all of the assets of six FBOs and one new hangar that is currently under construction at one of the six airports at which the FBOs operate.

Industry Overview

FBOs service primarily the general aviation segment of the air transportation industry. General aviation includes corporate and leisure flying and does not include commercial air carriers or military operations. Local airport authorities, the owners of the airport properties, grant FBO operators the right to provide fueling and other services pursuant to long-term ground leases. Fuel sales provide the majority of an FBO’s revenue and gross profit.

FBOs generally operate in environments with high barriers to entry. Airports often have limited physical space for additional FBOs. Government approvals and design and construction of a new FBO can also take significant time and require significant capital expenditures. Furthermore, airports typically impose minimum standards with respect to the experience, capital investment and breadth of services provided by the FBO.

Airport authorities generally do not have an incentive to add additional FBOs unless there is a significant demand for additional services, as profit-making FBOs are more likely to reinvest in the airport and provide a broad range of services, thus attracting increased airport traffic. The increased traffic generates additional revenue for the airport authority in the form of landing and fuel flowage fees.

Demand for FBO services is driven by the level of general aviation flight activity or the number of take-offs and landings in a given period. General aviation business jet take-offs and landings increased by 1.8% in 2013 compared with 2012 according to flight data reported by the Federal Aviation Administration, or FAA. Because Atlantic Aviation operates at a subset of the airports surveyed by the FAA, the correlation between Atlantic Aviation’s performance and the industry data will not be perfect. For example, in 2013, flight activity at airports where Atlantic Aviation operated increased by 3.8% compared with 2012. Nonetheless, the business believes the FAA data is useful in assessing trends in the general aviation sector at a high level. The business also believes general aviation flight activity will continue to expand along with increased economic activity in the United States.

Atlantic Aviation Strategy

Atlantic Aviation is pursuing a strategy that has five principal components. These are to:

1.	make Atlantic Aviation the preferred FBO provider at all of the airports on which it operates by providing the best service and safety in the industry;
2.	aggressively manage the business so as to optimize its operating expenses;
3.	organically grow the business and leverage the size of the Atlantic Aviation network and its information technology capabilities to identify marketing and cross-selling opportunities;
4.	effectively deploy capital in equipment and leasehold improvements in support of the Atlantic Aviation brand; and
5.	optimize the portfolio of FBOs through selective site acquisitions, divestitures and lease extensions.

We believe that Atlantic Aviation is well positioned to successfully execute the strategy outlined above based in part on the skill and experience of its management team and its good reputation in the general aviation services industry. We believe that the reduction in the leverage ratio of Atlantic Aviation due to the refinancing of its long-term debt in the second quarter of 2013 will support ongoing distributions from Atlantic Aviation to us and, subject to continued improvement in the macro-economic backdrop and corresponding improvement in operating performance of our businesses, growth in these distributions over time.

CP&E

CP&E Segment Overview

The CP&E segment consists of investments in five solar photovoltaic, or solar PV, power generation facilities (Contracted Power) and a 50.01% controlling interest in a district energy business (District Energy).

We own a controlling interest in all five Contracted Power facilities. The Contracted Power facilities have an aggregate generating capacity of 57 megawatts. The facilities are located in the southwest United States:

two in Arizona, one in Texas and two in California. We have invested equity of $20.9 million in these facilities, of which we expect to receive up to $9.7 million as a return of capital in 2014. We anticipate that we will reinvest this return of capital in additional Contracted Power projects.

Contracted Power sells the electricity generated by its facilities to credit worthy off-takers including local utilities and the military under long-dated PPAs, typically of 20 – 25 years. The PPAs have volume based charges, some of which have fixed or CPI-linked escalators. Contracted Power owns each project in a common limited liability company structure with a co-investor who can utilize the tax benefits of the solar projects. The co-investor receives tax benefits disproportionate to its investment during the early years of the project and typically contributes significantly more capital at acquisition than Contracted Power. Contracted Power receives cash distributions disproportionate to its investment in these early years.

District Energy operates district cooling systems in the United States. The system currently serves approximately 100 customers in downtown Chicago and operates a stand-alone facility in Las Vegas. In Chicago, District Energy produces chilled water and distributes it through a closed loop of underground piping for use in the air conditioning systems of large commercial, retail and residential buildings in the central business district. In Las Vegas, it provides cold and hot water (for chilling and heating, respectively) to three customers.

In April of 2014, we signed a stock purchase agreement to sell our interest in District Energy. The sale is expected to conclude in the second half of 2014, subject to certain customary closing conditions. The net proceeds from the sale are expected to be reinvested in the CP&E segment.

In July 2014, we completed the acquisition of 19.8 megawatts of a wind power generating facility located in eastern New Mexico for $10.6 million including transaction costs. The facility commenced operations in February 2014 and all power generated is being sold to an investment grade local utility. The acquisition has been accounted for as a business combination and will be part of our CP&E segment.

Industry Overview

Solar PV facilities utilize arrays of solar panels often spanning hundreds of acres to convert energy from sunlight into electricity. The electricity is conditioned and fed directly into the regional electric grid. These technologies generally produce predictable amounts of electricity.

Demand for utility scale solar-based power is being driven in part by Renewable Portfolio Standards, or RPS. RPS are regulatory mandates that aim to create demand for renewable-based electricity by obligating utilities, retailers or other load-serving entities to provide a specific portion of their capacity from qualifying renewable technologies such as solar PV. Developers of solar PV opportunities range from individual land developers to large utilities and municipalities.

District energy systems provide chilled water, steam and/or hot water from a centralized plant through underground piping for cooling and heating purposes. Such systems typically operate within a relatively concentrated geography given the limitation on transmitting thermal energy over significant distances. A typical district energy customer is the owner/manager of a large office or residential building or facilities such as hospitals, universities or municipal buildings. There are approximately 700 district energy systems in the U.S. today, including privately and publicly owned systems.

CP&E Strategy

Businesses within the CP&E segment generate a stable cash flow stream through a combination of long-term contracted revenues and predictable operating costs and capital requirements. Through our CP&E segment, we own a portfolio of high-quality assets with predictable cash flow. We are actively looking for opportunities to acquire projects or businesses with similar characteristics, which when aggregated, we believe will generate scale efficiencies.

The strategy behind our CP&E segment includes the following components:

1.	to deploy capital in the acquisition of small scale Contracted Power facilities, such as solar power generation, where the opportunity to generate attractive risk-adjusted returns exists; and
2.	to achieve expense (scale) efficiencies across our Contracted Power portfolio.

We believe that CP&E’s successful execution of this strategy will contribute to the continued generation of consistent revenue and stable cash flows as a result of the long-term contractual relationships with its customers and the management team’s proven ability to improve the operating performance of the business.

Recent Developments

IMTT Acquisition

On July 7, 2014, we entered into a stock purchase agreement (the “IMTT Stock Purchase Agreement”) among us, IMTT Holdings Inc. (“IMTT Holdings”), the Coleman Trust, Macquarie Terminal Holdings LLC (“MTH”) and MCT Holdings LLC (“MCT”) to acquire the remaining equity interest in IMTT not owned by us for an aggregate purchase price of $1.025 billion consisting of $910.0 million in cash and $115.0 million in our shares (which equates to 1,729,323 shares based on the price to the public of $66.50 in the equity offering). We refer to this transaction as the “IMTT Acquisition.”

We expect the IMTT Transaction to be accretive to our Free Cash Flow per share in 2014. We currently expect underlying 2014 Free Cash Flow, excluding transaction-related expenses, to be approximately $4.55 per share, or 11.2% higher than the $4.09 per share we reported in 2013. We have also introduced guidance for underlying Free Cash Flow in 2015 of $5.10 per share. If both the 2014 and 2015 Free Cash Flow estimates are achieved, our year on year growth in Free Cash Flow in 2015 will be approximately 12.1%. We have grown Free Cash Flow per share by 12.3%, on average, each year since 2007.

We report Free Cash Flow, as defined below, as a means of assessing the amount of cash generated by our businesses and as a supplement to other information provided in accordance with GAAP. We believe that reporting Free Cash Flow provides additional insight into our ability to deploy cash, as GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that our management considers in estimating the amount of cash generated by our operating businesses. We define Free Cash Flow as cash from operating activities, including cash paid for interest, taxes and pension contributions, less maintenance capital expenditures and excluding changes in working capital. Free Cash Flow does not fully reflect our ability to freely deploy generated cash, as it does not reflect required payments to be made on our indebtedness and other fixed obligations or the other cash items excluded when calculating Free Cash Flow. Free Cash Flow may be calculated in a different manner by other companies, which limits its usefulness as a comparative measure. Therefore, Free Cash Flow should be used as a supplemental measure and not in lieu of our financial results as reported under GAAP.

There can be no assurance that these estimates will be realized. These estimates are subject to risks and uncertainties, including risk factors and other cautionary statements under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The IMTT Acquisition is expected to close as soon as practicable after the consummation of this offering. There can be no assurance that we will be able to consummate the IMTT Acquisition on a timely basis or at all. See “The Transactions — IMTT Acquisition” and “Risk Factors — Risks Related to the IMTT Acquisition.”

New Revolving Credit Facility

We entered into a new senior secured revolving credit facility which provides borrowings of up to $250.0 million, subject to availability. The senior secured revolving credit facility will mature five years after the closing date, is guaranteed by Macquarie Infrastructure Company Inc. (“MIC Inc.”) and is secured by a pledge of our directly held equity interests, including in MIC Inc., and all intercompany debt owed to us.

We may use borrowings under the senior secured revolving credit facility for general corporate and working capital purposes including, if necessary, financing a portion of the cash consideration for the IMTT Acquisition. The effectiveness of the senior secured revolving credit facility is conditioned, among others, on the consummation of the IMTT Acquisition. This offering is not conditioned on entry into the senior secured revolving credit facility. See “The Transactions — Concurrent Financing Transactions — New Revolving Credit Facility.”

Financing of the IMTT Acquisition

We intend to finance the cash consideration for the IMTT Acquisition through a combination of the proceeds of this offering and the proceeds of the equity offering (collectively, the “Acquisition Financing”). This offering and the equity offering are not conditioned on each other or the consummation of the IMTT Acquisition.

We refer to the IMTT Acquisition and the Acquisition Financing collectively as the “Transactions.” See “The Transactions.”

The anticipated sources and uses of funds in connection with the IMTT Acquisition are set forth below (in millions), assuming no exercise of the underwriters’ option to purchase additional notes in this offering or the underwriters in the equity offering option to purchase additional shares with respect to that offering:

SOURCES OF FUNDS
Notes offered hereby	$305.0
Limited liability company interests issued to the Coleman Trust(1)	115.0
Equity offering(2)	665.0
Total sources	$1,085.0

USES OF FUNDS
IMTT Acquisition	$1,025.0
Estimated fees and expenses(3)	40.0

General corporate purposes	20.0
Total uses	$1,085.0

(1)	We will issue $115.0 million of our shares to the Coleman Trust as part of the consideration for the IMTT Acquisition, which equates to 1,729,323 shares based on the price to the public of $66.50 in the equity offering. See “The Transactions — IMTT Acquisition.”
(2)	Concurrently with this offering of our notes, we are offering 10,000,000 of our shares pursuant to a separate prospectus supplement to the accompanying prospectus. The closing of this offering is not conditioned on the closing of the equity offering. See “The Transactions — Concurrent Financing Transactions — Equity Offering.”
(3)	Includes estimated fees and expenses associated with the IMTT Acquisition, including underwriting fees, financing fees, transaction fees and other transaction costs and professional fees.

THE OFFERING

Issuer
Macquarie Infrastructure Company LLC.
Securities offered by us
$305.0 million aggregate principal amount of 2.875% Senior Convertible Notes due 2019. We have also granted the underwriters an option to purchase up to an additional $45.0 million aggregate principal amount of notes.
Offering Price
Each note will be issued at a price of 100% of its principal amount plus accrued interest, if any, from July 15, 2014.
Maturity
July 15, 2019, unless earlier converted or repurchased.
Interest Rate
2.875% per year. Interest will be payable in cash on January 15 and July 15 of each year, beginning January 15, 2015.
Ranking
The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries.
As of March 31, 2014, we had approximately $987.0 million of senior indebtedness outstanding, of which approximately $987.0 million was secured indebtedness, and our subsidiaries had $1.3 billion of indebtedness and other liabilities, including trade payables, outstanding. On April 30, 2014, Atlantic Aviation incurred $100.0 million in indebtedness to finance, in part, the acquisition of Galaxy Aviation and Boca Aviation.
As of March 31, 2014, on a pro forma basis, assuming consummation of the Transactions, we would have had approximately $2.2 billion of senior indebtedness outstanding, of which approximately $1.6 billion would have been secured indebtedness, and our subsidiaries would have had $2.9 billion of indebtedness and other liabilities, including trade payables, outstanding.
In addition, following consummation of the Transactions, we expect to have up to $250.0 million of availability under our new senior secured revolving credit facility. See “The Transactions.”
Redemption
The notes will not be redeemable at our option prior to maturity.
Conversion Rights
You may convert your notes into our shares at any time on or prior to the close of business on the second scheduled trading day immediately preceding the maturity date.
The notes will be convertible at an initial conversion rate of 11.7942 shares per $1,000 principal amount of the notes (equivalent to an initial conversion price of approximately $84.79 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”
Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of the Notes — Conversion Rights.”

Adjustment to conversion rate upon a non-share change of control
If and only to the extent holders elect to convert the notes in connection with a fundamental change described in clause (1), (2), (3) or (4) (determined without regard to clause (i) of the proviso to clause (2)) of the definition thereof as described in “Description of the Notes — Fundamental Change Put,” which we refer to as a “make-whole fundamental change,” we will increase the conversion rate by a number of additional shares determined by reference to the table in “Description of the Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change,” based on the effective date of, and the price paid (or deemed paid) per share in, such make-whole fundamental change.
If holders of our shares receive only cash in connection with certain make-whole fundamental changes, the price paid (or deemed paid) per share will be the cash amount paid per share. Otherwise, the price paid (or deemed paid) per share will be equal to the average of the closing sale prices of our shares on the five trading days prior to, but excluding, the effective date of such make-whole fundamental change.
Fundamental Change Repurchase Right of Holders
If we undergo a fundamental change (as defined in this prospectus supplement) prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the fundamental change repurchase date. See “Description of the Notes — Fundamental Change Put.”
Events of Default
If an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving MIC or certain of its subsidiaries.
Absence of Public Market for the Notes
The notes will be new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.
Exchange listing
Our shares are listed on the NYSE under the symbol “MIC.”

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $297.1 million (or approximately $340.9 million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and estimated expenses. We expect to use the net proceeds from this offering and, if consummated, the concurrent equity offering, to finance the cash consideration for the IMTT Acquisition, including any related fees and expenses, and to use any remaining proceeds for general corporate purposes. See “— Recent Developments — IMTT Acquisition.” This offering is not conditioned on the consummation of the IMTT Acquisition. There can be no assurance that we will be able to consummate the IMTT Acquisition on a timely basis or at all and, if the IMTT Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes and for fees and expenses related to the IMTT Acquisition that are payable whether or not the IMTT Acquisition is consummated. See “— Recent Developments — Financing of the IMTT Acquisition,” “The Transactions” and “Risk Factors — Risks Related to the IMTT Acquisition.”
Risk factors
An investment in our shares is subject to risks. Please refer to “Risk Factors,” “Forward-Looking Statements” and other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our shares.
U.S. Federal Income Tax Considerations
For certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares into which the notes are convertible, see “Material U.S. Federal Income Tax Considerations.”

Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional notes is not exercised in this offering and the underwriters in the equity offering do not exercise their option to purchase additional shares in the equity offering.

SUMMARY CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL DATA

The following tables set forth a summary of our consolidated historical and unaudited pro forma consolidated financial data as at and for the periods presented. The summary consolidated historical financial data set forth below includes the results of operations and balance sheet data for the three months ended March 31, 2014 and 2013 and years ended December 31, 2013, 2012 and 2011 for our consolidated group, with the results of businesses acquired during those years being included from the date of each acquisition. The summary financial data for the three months ended March 31, 2014 and 2013 have been derived from our consolidated condensed financial statements. The summary consolidated historical financial data for each of the three years in the period ended December 31, 2013 have been derived from our consolidated financial statements, which financial statements have been audited by KPMG LLP.

The unaudited pro forma consolidated financial data set forth below gives effect to the Transactions as if they had occurred as of March 31, 2014 with respect to the balance sheet and as of January 1, 2013 for the statement of operations. The pro forma adjustments give effect to the Transactions based upon the acquisition method of accounting in accordance with United States Generally Accepted Accounting Principles, or GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma consolidated financial statements incorporated by reference herein. The unaudited pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had we and IMTT been consolidated during the periods presented. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisitions and certain other adjustments and based on certain assumptions as explained in more detail in the notes to the unaudited pro forma consolidated financial statements incorporated by reference herein.

The information below should be read in conjunction with (i) our consolidated financial statements (and notes thereon) contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our consolidated condensed financial statements (and notes thereon) contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, (ii) the consolidated financial statements (and notes thereon) of IMTT Holdings Inc. and Subsidiaries for the years ended December 31, 2013, 2012 and 2011 and consolidated condensed financial statements (and notes thereto) of IMTT Holdings Inc. and Subsidiaries for the three month periods ended March 31, 2014 and 2013 contained in our Current Report on Form 8-K filed with the SEC on July 7, 2014, (iii) the unaudited pro forma consolidated financial statements (and notes thereon) contained in our Current Report on Form 8-K filed with the SEC on July 7, 2014 and (iv) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2013 and Part I, Item 1 of our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, each incorporated by reference herein.

($ in thousands, except share and per share data)	Macquarie Infrastructure Company LLC
	Three Months Ended March 31,		Years Ended December 31,			Pro Forma Three Months Ended March 31, 2014		Pro Forma Year Ended December 31, 2013
	2014	2013	2013	2012	2011
	(unaudited)					(unaudited)
Statement of operations data:
Revenue
Revenue from product sales	$183,801	$174,115	$685,997	$677,164	$639,521		$183,801		$685,997
Revenue from product sales – utility	35,145	36,921	137,486	144,439	140,746		35,145		137,486
Service revenue	56,502	52,115	213,973	207,907	203,532		204,580		727,875
Financing and equipment lease income	747	1,055	3,563	4,536	4,992		747		3,563
Total revenue	276,195	264,206	1,041,019	1,034,046	988,791		424,273		1,554,921
Cost of revenue
Cost of product sales	122,917	116,993	454,761	462,229	437,049		122,917		454,761
Cost of product sales – utility	29,380	31,489	117,499	122,254	116,413		29,380		117,499
Cost of services(1)	10,896	10,934	47,760	52,609	52,744		73,983		281,148
Gross profit	113,002	104,790	420,999	396,954	382,585		197,993		701,513
Selling, general and administrative expenses	55,464	49,209	210,060	213,372	202,486		63,330		242,789
Fees to manager-related party	8,994	29,177	85,367	89,227	15,475		8,994		85,367
Depreciation(2)	12,154	9,255	39,150	31,587	33,815		29,963		113,304
Amortization of intangibles(3)	8,765	8,628	34,651	34,601	42,107		14,230		56,588
Loss from customer contract termination	—	—	5,906	—	—		—		5,906
Loss (gain) on disposal of assets(4)	—	173	226	(1,358)	1,522		—		226
Total operating expenses	85,377	96,442	375,360	367,429	295,405		116,517		504,180
Operating income	27,625	8,348	45,639	29,525	87,180		81,476		197,333
Interest income	64	94	204	222	112		64		204
Interest expense(5)	(14,011)	(7,686)	(37,044)	(46,623)	(59,361)		(23,557)		(71,266)
Loss on extinguishment of debt	—	—	(2,472)	—	—		—		(2,472)
Equity in earnings and amortization charges of investee	14,287	10,462	39,115	32,327	22,763		—		—
Other income (expense), net	681	(2)	681	1,085	912		1,175		2,814
Net income before income taxes	28,646	11,216	46,123	16,536	51,606		59,158		126,613
Provision for income taxes	(8,486)	(4,502)	(18,043)	(2,285)	(22,718)		(23,486)		(58,518)
Net income	$20,160	$6,714	$28,080	$14,251	$28,888		$35,672		$68,095
Less: net (loss) income attributable to noncontrolling interests	(206)	843	(3,174)	930	1,545		(77)		(2,923)
Net income attributable to MIC LLC	$20,366	$5,871	$31,254	$13,321	$27,343		$35,749		$71,018
Per Share Data:
Basic income per share attributable to MIC LLC interest holders	$0.36	$0.12	$0.61	$0.29	$0.59		$0.52		$1.13
Weighted average number of shares outstanding: basic	56,369,295	47,584,661	51,381,003	46,635,049	45,995,207		68,098,618		63,110,326
Diluted income per share attributable to MIC LLC interest holders	$0.36	$0.12	$0.61	$0.29	$0.59		$0.52		$1.13
Weighted average number of shares outstanding: diluted	56,382,205	47,603,257	51,396,146	46,655,289	46,021,015		68,111,528		63,125,469
Cash dividends declared per share	$0.9375	$0.6875	$3.35	$2.20	$0.80	$	N/A	$	N/A

($ in thousands, except share and per share data)	Macquarie Infrastructure Company LLC
	Three Months Ended March 31,		Years Ended December 31,			Pro Forma Three Months Ended March 31, 2014
	2014	2013	2013	2012	2011
	(unaudited)					(unaudited)
Balance sheet data:
Total current assets	$372,704	$276,687	$403,519	$253,910	$143,313	$249,187
Property, equipment, land and leasehold improvements, net(2)	854,687	718,631	854,169	708,031	561,022	2,130,343
Intangible assets, net(3)	584,085	514,640	592,850	626,902	662,135	984,085
Goodwill	514,343	618,274	514,494	514,640	516,175	1,100,348
Total assets	$2,460,638	$2,257,734	$2,500,865	$2,223,694	$2,168,633	$4,783,221
Total current liabilities	$251,875	$229,128	$271,452	$245,330	$148,902	$350,428
Deferred income taxes	195,226	172,273	189,719	169,392	177,262	312,484
Long-term debt, net of current portion	827,729	1,042,954	831,027	1,052,584	1,086,053	1,777,123
Convertible senior notes	—	—	—	—	—	305,000
Total liabilities	1,330,478	1,501,875	1,347,597	1,526,129	1,474,773	2,892,489
Members’ equity	$1,019,762	$710,820	$1,042,228	$655,028	$703,682	$1,778,150

(1)	Includes depreciation expense of $1.7 million for the quarters ended March 31, 2014 and 2013 and $6.7 million, $6.7 million and $6.6 million for the years ended December 31, 2013, 2012 and 2011, respectively, relating to District Energy, a component of the CP&E segment.
(2)	Includes non-cash impairment charges of $1.4 million recorded during the second quarter of 2011 at Atlantic Aviation.
(3)	Includes non-cash impairment charges of $7.3 million for contractual arrangements recorded during the second quarter of 2011 at Atlantic Aviation.
(4)	Loss on disposal of assets includes $173,000 for the quarter ended March 31, 2013 and $226,000 and $1.5 million during the years ended December 31, 2013 and 2011, respectively, for FBOs disposed of by Atlantic Aviation. Gain on disposal of assets includes $1.4 million for FBOs disposed of by Atlantic Aviation during the year ended December 31, 2012.
(5)	Interest expense includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees. Interest rate swap breakage fees at Hawaii Gas were $8.7 million for the year ended December 31, 2012. Interest rate swap breakage fees at Atlantic Aviation were $595,000 and $2.3 million for the years ended December 31, 2012 and 2011, respectively.

RISK FACTORS

An investment in our notes involves a number of risks. We urge you to carefully consider the risk factors described below and those included in the accompanying prospectus and in the documents incorporated herein and therein by reference, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as well as other information, before reaching a decision regarding an investment in our notes. For risks related to our business operations, see “Risk Factors — Risks Related to our Business Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The risks described below and referenced above are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described herein or cross-referenced above were to materialize, our business, results of operations, cash flow, financial condition and prospects could be materially and adversely affected. You should consult your own financial and legal advisors before making an investment in our notes.

Risks Related to the IMTT Acquisition

If the IMTT Acquisition is consummated, our increased level of indebtedness could adversely affect our financial condition and results of operations, limit our operational and financing flexibility and negatively impact our business.

We expect to finance, in part, the cash consideration for the IMTT Acquisition, if consummated, with the proceeds of this offering. We are also entering into a new senior secured revolving credit facility in connection with the IMTT Acquisition.

This increased level of indebtedness will increase our interest payments and could have significant effects on our business, including the following:

•	we may be required to use a significant portion of our cash flow to pay interest on our indebtedness which will reduce the funds available for dividends to shareholders, additional acquisitions, pursuit of business opportunities or other business purposes;
•	our ability to obtain additional financing may be impaired;
•	it may be more difficult for us to satisfy our financial obligations under our contractual and commercial commitments;
•	our increased level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;
•	exposing us to risk of increased interest rates because any borrowings under our new senior secured revolving credit facility are at variable rates of interest;
•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and
•	our indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

We expect to obtain the funds to pay our expenses and to repay our indebtedness primarily from our operating businesses and investments. Our ability to meet our expenses and make these payments therefore depends on the future performance of our businesses and investments, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our businesses and investments may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness or to fund other liquidity needs. As a holding company with no operations, we are dependent on the ability of our businesses and investments to make distributions to us to pay our expenses and repay our indebtedness. In addition, our new senior secured revolving credit facility is guaranteed by Macquarie Infrastructure Company Inc., or MIC Inc., our direct, wholly owned subsidiary. MIC Inc. is a holding company whose only material asset is the capital stock of our other subsidiaries. If we do not have enough funds, we may be required to refinance all or part of our then existing debt, sell assets or borrow more funds, which we may not be able to accomplish on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

We and any of our existing or future subsidiaries may incur substantially more indebtedness in the future. This could further exacerbate the risks to our business as described above.

We and any of our existing and future subsidiaries may incur substantial additional indebtedness in the future. Although the terms of our new senior secured revolving credit facility will contain limitations on our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions. In addition, we intend to keep IMTT’s existing $1.3 billion senior unsecured revolving credit facility in place following the Transactions. If we incur any additional indebtedness that ranks equally with the indebtedness under our new senior secured revolving credit facility the holders of that additional debt will be entitled to share ratably with the lenders or holders of the indebtedness under our new senior secured revolving credit facility in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our Company. If new debt is added to our or any of our subsidiaries’ current debt levels, the related risks that we now face could be exacerbated. See “The Transactions — Concurrent Financing Transactions.”

The documents governing our new debt will impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions, including payment on the notes offered hereby.

Our new senior secured revolving credit facility will impose, and future debt agreements may impose, operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability to:

•	incur additional indebtedness;
•	pay dividends, redeem subordinated debt or make other restricted payments;
•	make certain investments or acquisitions;
•	grant or permit certain liens on our assets;
•	enter into certain transactions with affiliates;
•	merge, consolidate or transfer substantially all of our assets; and
•	transfer or sell assets, including capital stock of our subsidiaries.

These covenants could adversely affect our ability to finance our future operations or capital needs, withstand a future downturn in our business or the economy in general, engage in business activities, including future opportunities that may be in our interest, and plan for or react to market conditions or otherwise execute our business strategies. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders or holders of such indebtedness could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. Acceleration of our other indebtedness could result in a default under the terms of our new senior secured revolving credit facility or the notes offered hereby. There is no guarantee that we would be able to satisfy our obligations if any of our indebtedness is accelerated.

Failure to complete, or realize anticipated operational improvements from, the IMTT Acquisition could negatively impact our business; assumption of managerial control over IMTT will be time consuming.

Completing the IMTT Acquisition is subject to a number of conditions, and we may not complete the IMTT Acquisition on a timely basis or at all, which could have an adverse effect on the business and results of operations of the IMTT business. If we complete the IMTT Acquisition, we will assume 100% ownership of, and complete management over, IMTT and we may be unable to timely and effectively integrate the entire IMTT business into our ongoing operations. Integration and assumption of managerial control could be expensive and will be time consuming for our management. We also may not be able to achieve anticipated financial performance of the IMTT business within our expected time frames or at all. If the IMTT Acquisition is not consummated as a result of the termination of the Stock Purchase Agreement under certain circumstances, we may be required to pay a $25.0 million termination fee to the Coleman Trust.

If the IMTT Acquisition does not close, we will have broad discretion to use the proceeds from this offering.

Because the closing of the IMTT Acquisition is subject to a number of closing conditions, we cannot assure you that the IMTT Acquisition will close. If the IMTT Acquisition does not close, we will have significant discretion to allocate the proceeds from this offering, and the equity offering, if consummated, to other uses. We have no assurances that we will have opportunities to allocate the proceeds from this offering, and the equity offering, if consummated, for other productive uses or that other uses of the proceeds from this offering and the equity offering will result in a favorable return to investors.

Information about IMTT of which we are not currently aware could cause either or both of IMTT’s and our performance in the future to be different than our current expectations and such differences could be material.

We have had a non-controlling interest in IMTT since 2006. Our co-investor has had primary responsibility for the day to day operations of the business. As such, we have relied on the financial reporting of our co-investor, and related reviews conducted by independent auditors, with respect to the performance of the business. To the extent such reporting has been in any way inaccurate or incomplete, whether intentionally or inadvertently, correcting or completing the reporting could cause us to restate prior periods and may have an adverse impact on our results both historically and prospectively.

IMTT employs systems and technology to handle and track the movements of bulk liquid products. Weaknesses in or failures of those systems and technology could result in a need to implement less robust and potentially more expensive systems.

IMTT also employs robust spill prevention, containment and clean up systems. However, such systems could fail and future spills or those that may have occurred in the past could result in our having liability for remediating these at an unknown cost. Any or all of these matters could have a material adverse effect on our results of operation.

Risks Related to the Notes and to this Offering

We expect that the trading price of the notes will be significantly affected by changes in the market price of our shares, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the market price of our shares, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

For example, the trading price of the notes will increase with the market price and volatility of our shares. We cannot, however, predict whether the market price of our shares will rise or fall or whether the market price of our shares will be volatile. In addition, general market conditions, including the level of, and fluctuations in, the market price of stocks generally, may affect the market price and the volatility of our shares. Moreover, we may or may not choose to take actions that could influence the volatility of our shares.

Likewise, if interest rates, or expected future interest rates, rise during the term of the notes, the yield of the notes will likely decrease, but the value of the convertibility option embedded in the notes will likely increase. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes.

In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes.

The notes are unsecured and will be effectively subordinated to our secured indebtedness to the extent of the value of the property securing such indebtedness and any liabilities of our subsidiaries.

Our obligations under the notes are not secured by any of our assets. Our new senior secured revolving credit facility will be secured by a pledge of our equity interest in MIC Inc. Following consummation of the Transactions, we expect to have availability under our new senior secured revolving credit facility of up to $250.0 million. Secured creditors are entitled to the proceeds from the sale of other disposition of assets securing their indebtedness in satisfaction of such indebtedness before any of such asses or proceeds become available to unsecured creditors. Accordingly, claims of holders of the notes will be subordinated to our secured creditors to the extent of the value of the assets securing such secured indebtedness.

In addition, our obligations under the notes are not guaranteed by any of our subsidiaries. As a holding company with no operations, we are dependent on the ability of our businesses and investments to make distributions to us to pay our expenses and repay our indebtedness. Claims of holders of the notes will be structurally subordinated to the claims of creditors and preferred stockholders of these subsidiaries, including trade creditors.

The notes are not protected by restrictive covenants, and therefore do not prevent us from engaging in a variety of transactions that may impair our ability to fulfill our obligations under the notes.

The indenture governing the notes will not contain any financial covenants and will not restrict us from paying dividends, incurring additional debt or issuing or repurchasing our outstanding shares. The indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of the Notes — Fundamental Change Put,” “Description of the Notes — Consolidation, Merger and Sale of Assets by MIC” and “Description of the Notes — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change.” Accordingly, we may engage in transactions that may impair our ability to fulfill our obligations under the notes. Other than the repurchase right, the restrictions provided by the merger covenant and our obligation to increase the conversion rate with respect to the notes in certain circumstances upon the occurrence of certain events, we generally have no duty to consider the interests of holders of the notes in determining whether to engage in such transactions.

Recent and future regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement this strategy by selling short the shares underlying the notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our shares in lieu of or in addition to short selling the shares.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our shares), including Rule 201 of SEC Regulation SHO, the Financial Industry Regulatory Authority, Inc.’s “Limit Up-Limit Down” program, market-wide circuit breaker systems that halt trading of securities for certain periods following specific market declines, and rules stemming from the enactment and implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Past regulatory actions, including emergency actions or regulations have had a significant impact on the trading prices and liquidity of equity-linked instruments. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our shares or enter into swaps on our shares could similarly adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our shares, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

Some significant restructuring transactions that may adversely affect you may not constitute a “fundamental change” under the indenture, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a “fundamental change” (as defined under “Description of the Notes —  Fundamental Change Put”), you have the right, at your option, to require us to repurchase your notes for cash. However, the definition of fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the fundamental change provision of the indenture will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value of your notes as a result of such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

Upon the occurrence of a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share in such make-whole fundamental change, all as described below under “Description of the Notes — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change.”

Although the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for the option value of your notes that you lose as a result of a make-whole fundamental change, it is only an estimate of such value and may not adequately compensate you for such lost option value. In addition, if the price paid (or deemed paid) for our shares in the make-whole fundamental change is greater than $125.00 per share or less than $66.50 per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such make-whole fundamental change. Moreover, in no event will we increase the conversion rate solely because of such an adjustment to a rate that exceeds 15.0375 shares per $1,000 principal amount of notes, subject to adjustments in accordance with the indenture.

Furthermore, the definition of make-whole fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions, could significantly affect the trading characteristics of our shares and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

In addition, our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof could be subject to general equity principles such as the reasonableness of economic remedies.

Adjustments to the conversion rate do not cover all dilutive events that may adversely affect the value of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our shares, the issuance of certain rights, options or warrants, subdivisions, combinations, distributions of our capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of shares for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our shares. An event that adversely affects the value of the notes may occur and that event may not result in an adjustment to the conversion rate.

We may not have the ability to raise funds necessary to purchase the notes upon a fundamental change.

If a fundamental change occurs, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof such that the principal amount that remains outstanding of each note purchased in part equals $2,000 or an integral multiple of $1,000 in excess thereof. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. However, we may not have sufficient funds at the time we are required to purchase the notes surrendered therefor and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to purchase the notes may be limited by law, by regulatory authority or by the agreements governing our other indebtedness outstanding at the time. If we fail to pay the fundamental change purchase price when due, we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also constitute a default under the agreements governing our other existing and future indebtedness which would further restrict our ability to make required payments under the notes.

If an active trading market does not develop for the notes, you may not be able to resell them.

Prior to this offering, there was no public market for the notes, and we do not currently plan to list the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The liquidity of the trading market in the notes and future trading prices of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been informed by the representatives of the underwriters that certain underwriters currently intend to make a market in the notes after this offering is completed. However, such underwriters may cease their market-making at any time.

We may issue additional shares or instruments convertible into our shares, including in connection with conversions of notes, and thereby materially and adversely affect the price of our shares, and, in turn, the notes.

We are not restricted from issuing additional shares or other instruments convertible into our shares during the life of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our shares. If we issue additional shares or instruments convertible into our shares, it may materially and adversely affect the price of our shares and, in turn, the price of the notes. Furthermore, the conversion or exercise of some or all of the notes may dilute the ownership interests of existing stockholders, and any sales in the public market of our shares upon any such conversion or exercise could adversely affect prevailing market prices of our shares or the notes. In addition, the anticipated issuance and sale of substantial amounts of shares or the anticipated conversion or exercise of securities into our shares could depress the price of our shares.

Holders of notes will not be entitled to any rights with respect to our shares, but will be subject to all changes made with respect to our shares to the extent our conversion obligations include our shares.

Holders of notes will not be entitled to any rights with respect to our shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our shares), until the time at which they become record holders of our shares, which, to the extent that holders of notes exercise their option to convert their notes into our shares, will be as of the close of business on the conversion date. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be a record holder of our shares, you generally will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes affecting our shares.

Certain provisions in the notes and the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change or a make-whole fundamental change.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In addition, if an acquisition event constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such make-whole fundamental change. Our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our shares may decline after you exercise your conversion right but before we settle our conversion obligation.

Upon conversion of the notes, we will be required to deliver the shares, together with cash for any fractional shares, on the third trading day following the relevant conversion date. Accordingly, if the price of our shares decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes may not be rated or may receive a lower rating than anticipated.

We did not seek a rating on the initial notes and do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and the market price of our shares could be harmed.

In addition, the trading price of the notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency rates any of our debt in the future or downgrades or withdraws any such rating, or puts us on credit watch, the trading price of the notes is likely to decline.

Certain of the possible adjustments to the conversion rate may result in a deemed distribution from us to a holder of a note that will be taxable even though the holder does not receive a corresponding distribution of cash.

The rate at which the notes are convertible into our shares is subject to adjustment upon certain events. For U.S. federal income tax purposes, holders will be deemed to receive a taxable distribution from us upon certain adjustments to the conversion rate of the notes (or upon certain failures to adjust the conversion rate), notwithstanding that holders have not received any cash in respect of such deemed distribution. A deemed distribution to a Non-U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) may be subject to U.S. federal withholding tax, which may be set off against subsequent payments of cash and shares. See “Material U.S. Federal Income Tax Considerations.”

Risks Related to Ownership of Our Shares

Our reported Earnings per Share, or EPS, as defined under GAAP, do not reflect the cash generated by our businesses and investments and may result in unfavorable comparisons with other businesses for which EPS is a useful component in valuation.

Our businesses and investments own and invest in high-value, long-lived assets that generate large amounts of depreciation and amortization. Depreciation and amortization are non-cash expenses that serve to reduce reported EPS. As a result, our financial performance may appear to be substantially worse compared with businesses whose earnings do not reflect the effects of depreciation and amortization (or other non-cash items). To the extent that our results appear to be worse, we may have relatively greater difficulty attracting investors in our stock.

If the IMTT Acquisition is not consummated, our inability, under GAAP, to consolidate the financial results of our largest business will make it relatively more difficult to analyze the cash generation of our combined businesses.

If the IMTT Acquisition is not consummated, our investment in IMTT will continue not to be consolidated for financial reporting purposes; rather it will continue to be accounted for using the equity method. The equity method requires us to include an amount of IMTT’s GAAP net income equal to our equity interest in the business (50%) in our consolidated statement of operations. To the extent that IMTT owns and invests in high-value, long-lived physical assets that are depreciated over relatively short periods of time, its net income can be negligible or negative in any given period. As a consequence, if the IMTT Acquisition is not consummated, the performance of IMTT may have relatively little impact on our consolidated statement of operations.

Our total assets include a substantial amount of goodwill and intangible assets. The write-off of a significant portion of intangible assets would negatively affect our reported earnings.

Our total assets reflect a substantial amount of goodwill and other intangible assets. At March 31, 2014 and December 31, 2013, goodwill and other intangible assets, net, represented approximately 44.6% and 44.3%, respectively, of total assets. Goodwill and other intangible assets were primarily recognized as a result of the acquisitions of our businesses and investments. Other intangible assets consist primarily of airport operating rights, customer relationships and trade names. On at least an annual basis, we assess whether there has been any impairment in the value of goodwill and assess for impairment of other intangible assets with indefinite lives when there are triggering events or circumstances. If the carrying value of the tested asset exceeds its estimated fair value, impairment is deemed to have occurred. In this event, the amount is written down to fair value. Under current accounting rules, this would result in a charge to reported earnings. We have recognized significant impairments in the past, and any future determination requiring the write-off of a significant portion of goodwill or other intangible assets would negatively affect our reported earnings and total capitalization, and could be material.

Our total assets include a substantial amount of goodwill, intangible assets and fixed assets. The depreciation and amortization of these assets may negatively impact our reported earnings.

The high level of intangible and physical assets written up to fair value upon acquisition of our businesses generates substantial amounts of depreciation and amortization. These non-cash items serve to lower net income as reported in our consolidated statement of operations as well as our taxable income. The generation of net losses or relatively small net income may contribute to a net operating loss, or NOL, carryforward that can be used to offset current taxable income in future periods. However, the continued reporting of little or negative net income may adversely affect the attractiveness of us among some potential investors and may reduce the market for our shares.

Our complex structure and financial reporting may make it difficult for some investors to value our shares.

We are a limited liability company structured as a non-operating holding company of several operating businesses and one substantial, unconsolidated investment. We have elected to be treated as a corporation for U.S. federal income tax purposes. Our consolidated U.S. federal income tax group is comprised of two of our operating businesses and our allocated share of the taxable income from Contracted Power, which is treated as a partnership for U.S. federal income tax purposes. One of our operating businesses and our investment in another operating business file stand-alone U.S. federal income tax returns. To the extent we receive distributions either from our investment or operating business that is not a part of our U.S. federal income tax group, and these distributions are characterized as a dividend for U.S. federal income tax purposes (as opposed to a return of capital or capital gain), such distributions would be eligible for the federal dividends received deduction (80% exclusion in calculating taxes). These and other factors may make it difficult for some potential investors, particularly those without a moderate level of financial acumen, to accurately assess the value of our shares and may adversely impact the market for our shares. If the IMTT Acquisition is consummated, IMTT will become part of our U.S. federal income tax group.

Certain provisions of the management services agreement and the operating agreement makes it difficult for third parties to acquire control of us and could deprive investors of the opportunity to obtain a takeover premium for their shares.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the management services agreement, the management services agreement provides that in circumstances where the stock ceases to be listed on a recognized U.S. exchange as a result of the acquisition of stock by third parties in an amount that results in the stock ceasing to meet the distribution and trading criteria on such exchange or market, our Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the management services agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on our Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our shares could delay or prevent a change in control that may favor our shareholders. Furthermore, in the event of such a delisting, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our Company, subject to debt repayment obligations. We would also be prohibited from incurring any new indebtedness or engaging in any transactions with our shareholders or our affiliates without the prior written approval of our Manager. These provisions could deprive shareholders of opportunities to realize a premium on the shares owned by them.

Our operating agreement, which we refer to as the LLC agreement, contains a number of provisions that could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, control of us. These provisions include:

•	restrictions on our ability to enter into certain transactions with our major shareholders, with the exception of our Manager, modeled on the limitation contained in Section 203 of the Delaware General Corporation Law;
•	allowing only our Board of Directors to fill vacancies, including newly created directorships and requiring that directors may be removed only for cause and by a shareholder vote of 66 2/3%;
•	requiring that only our chairman or Board of Directors may call a special meeting of our shareholders;
•	prohibiting shareholders from taking any action by written consent;
•	establishing advance notice requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted upon by our shareholders at a shareholders’ meeting;
•	having a substantial number of additional shares authorized but unissued;
•	providing our Board of Directors with broad authority to amend the LLC agreement; and
•	requiring that any person who is the beneficial owner of 15% or more of our shares make a number of representations to the City of Chicago in its standard form of EDS, the current form of which is included in the LLC agreement.

Our Manager owns a significant portion of our shares outstanding. A sale of all or a portion of the shares owned by our Manager could be interpreted by the equity markets as a lack of confidence in our prospects.

Our Manager, in its sole discretion, determines whether to reinvest base and performance fees in shares and whether to hold or sell those securities. Reinvestment of base and performance fees in additional shares would increase our Manager’s ownership stake in our Company. As of July 9, 2014, our Manager owned 6.3% of our outstanding shares (including shares issuable to our Manager upon its reinvestment of its base management fees earned for June 2014 and performance fees earned for the three months ended June 30, 2014). If our Manager decides, for reasons other than our performance and prospects, to reduce its position in our Company, such sales may be interpreted by some market participants as a lack of confidence in our Company and put downward pressure on the market price of our shares.

Our Manager’s decision to reinvest its monthly base management fees and quarterly performance fees, as applicable, in our shares or retain the cash will affect holders of our shares differently.

For the quarters ended June 30, 2014 and March 31, 2014 and the year ended December 31, 2013, our Manager earned base management fees of $9.5 million, $9.0 million and $32.0 million, respectively, and performance fees of $5.0 million and $53.4 million for the quarter ended June 30, 2014 and the year ended December 31, 2013, respectively. These fees are based on our market capitalization and performance and maybe higher or lower than these levels in the future. Our Manager, in its sole discretion, may elect to retain base management fees and performance fees, if applicable, paid in cash or to reinvest such payments in additional shares. In the event our Manager chooses not to reinvest the fees to which it is entitled in additional shares, the amount paid will reduce the cash that may otherwise be distributed as a dividend to all shareholders or used in our operations. In the event our Manager chooses to reinvest the fees to which it is entitled in additional shares, effectively returning the cash to us, such reinvestment will dilute existing shareholders by the increase in the percentage of shares owned by our Manager. Either option may adversely impact the market for our shares.

In addition, our Manager has elected to invest its fees in our shares, and can only change this election during an 18-trading day window following our earnings release. Any change would apply to fees paid thereafter. Accordingly, shareholders would have notice of our Manager’s intent to receive fees in cash rather than reinvest before the change was effective.

Our reported EBITDA excluding non-cash items and Free Cash Flow will be lower if our Manager elects to retain base management and/or performance fees in cash as compared with its election to reinvest such base management and/or performance fees in additional shares. The amount by which these items are lower could be material. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 19, 2014 for further information on how we calculate these items and what management uses these items for.

Our Manager can resign with 90 days notice, or our CEO or CFO could be removed, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations, which could adversely affect our financial results and negatively impact the market price of our shares.

Our Manager has the right, under the management services agreement, to resign at any time with 90 days notice, whether we have found a replacement or not. The resignation of our Manager will trigger mandatory repayment obligations under debt facilities at certain of our operating companies. In addition, our Manager could re-assign or remove the CEO and/or the CFO from their positions and responsibilities at our Company without our Board of Directors’ approval and with little or no notice. If our Manager resigns or our CEO or CFO are removed, we may not be able to find a new external manager or hire internal management with similar expertise within 90 days to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial results could be adversely affected, perhaps materially, and the market price of our shares may decline substantially. In addition, the coordination of our internal management, acquisition activities and supervision of our businesses and investments are likely to suffer if we were unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager and its affiliates.

Furthermore, if our Manager resigns, we and our subsidiaries will be required to cease use of the Macquarie brand entirely, and change our names to remove any reference to “Macquarie.” This may cause the value of our Company and the market price of our shares to decline.

Our Manager’s affiliation with Macquarie Group Limited and the Macquarie Group may result in conflicts of interest or a decline in our stock price.

Our Manager is an affiliate of Macquarie Group Limited and a member of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie Group Limited, its affiliates, or other members of the Macquarie Group. Such transactions have included and may include, among other things, the entry into debt facilities and derivative instruments with members of the Macquarie Group serving as lender or counterparty, and financial advisory or equity advisory services provided to us by the Macquarie Group. See “Underwriting” in this prospectus supplement.

Although our audit committee, all of the members of which are independent directors, is required to approve of any related party transactions, including those involving members of the Macquarie Group or its affiliates, the relationship of our Manager to the Macquarie Group may result in conflicts of interest.

In addition, as a result of our Manager’s being a member of the Macquarie Group, negative market perceptions of Macquarie Group Limited generally or of Macquarie’s infrastructure management model, or Macquarie Group statements or actions with respect to other managed vehicles, may affect market perceptions of our Company and cause a decline in the price of our shares unrelated to our financial performance and prospects.

In the event of the underperformance of our Manager, we may be unable to remove our Manager, which could limit our ability to improve our performance and could adversely affect the market price of our shares.

Under the terms of the management services agreement, our Manager must significantly underperform in order for the management services agreement to be terminated. Our Board of Directors cannot remove our Manager unless:

•	our shares underperform a weighted average of two benchmark indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66.67% of the outstanding shares (excluding any shares owned by our Manager or any affiliate of our Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the management services agreement and such breach continues unremedied for 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the management services agreement, or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

Because our Manager’s performance is measured by the market performance of our shares relative to a benchmark index, even if the absolute market performance of our shares does not meet expectations, our Board of Directors cannot remove our Manager unless the market performance of our shares also significantly underperforms the benchmark index. If we were unable to remove our Manager in circumstances where the absolute market performance of our shares does not meet expectations, the market price of our shares could be negatively affected.

The market price and marketability of our shares may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our shares may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our shares and may adversely affect our ability to raise capital through equity financings. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the stock markets generally;
•	significant volatility in the market price and trading volume of securities of Macquarie Group Limited and/or vehicles managed by the Macquarie Group or branded under the Macquarie name or logo;
•	significant volatility in the market price and trading volume of securities of registered investment companies, business development companies or companies in our sectors, which may not be related to the operating performance of these companies;

•	changes in our earnings or variations in operating results;
•	any shortfall in EBITDA excluding non-cash items or Free Cash Flow from levels expected by securities analysts;
•	changes in regulatory policies or tax law;
•	operating performance of companies comparable to us; and
•	loss of funding sources.

Risks Related to Taxation

We have significant NOL carryforwards that may be fully utilized over the next several years thereby subjecting us to payment of substantial U.S. federal income taxes and reducing our distributable Free Cash Flow.

If the IMTT Acquisition closes during 2014, we may fully utilize our existing NOLs before the end of 2015. If the IMTT Acquisition does not close, we may, without the deployment of additional capital, acquisition of businesses with NOLs, payment of performance fees or implementation of other strategies that provide us with additional tax shield, fully utilize our existing NOLs before the end of 2016. Once our NOLs are fully utilized, we may be subject to U.S. federal income taxes in consolidation and any liability could be material. Any liability will reduce distributable Free Cash Flow and could prevent the growth or reduce the rate of growth of our dividends.

The current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.

Under current law, qualified dividend income and long-term capital gains are taxed to non-corporate investors at a maximum U.S. federal income tax rate of 20%. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time. In addition, certain holders that are individuals, estates or trusts are subject to a 3.8% surtax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and gains from the disposition of our shares and/or notes. This may affect market perceptions of our Company and the market price of our shares could be negatively affected.

Our ability to use our NOL carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation (or other entity taxable as a corporation, such as us) that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset future taxable income. Generally speaking, an “ownership change” occurs if the aggregate percentage ownership of the stock of the corporation held by one or more “five-percent shareholders” (as defined in the Code and the Treasury regulations promulgated thereunder, or the Regulations) increases by more than fifty percentage points over such shareholders’ lowest percentage ownership during the testing period, which is generally the three year-period ending on the transaction date. If we undergo an ownership change, our ability to utilize NOLs and certain other tax attributes could be limited.

We have significant federal income tax NOLs which may not be realized before they expire.

We have $198.6 million in federal NOL carryforwards at December 31, 2013. While we have concluded that all but $7.8 million of the NOLs will more likely than not be realized, there can be no assurance that we will utilize the NOLs generated to date or any NOLs we might generate in the future. In addition, we have incurred state NOLs and have provided a valuation allowance against a portion of those. As with our federal NOLs, there is also no assurance that we will utilize those state losses or future losses that maybe generated. Further, the State of Illinois has suspended the use of NOL carryforwards through 2014, similar to the State of California’s suspension of an NOL deduction through 2011 for large corporations. There can be no assurance that other states will not suspend the use of NOL carryforwards or that California and Illinois will not extend the suspension of the use of NOL carryforwards.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after underwriting discounts and estimated offering expenses, will be approximately $297.1 million (approximately $340.9 million if the underwriters’ option to purchase additional notes is exercised in full). Additionally, we estimate that the net proceeds from the concurrent equity offering, if consummated, after underwriting discounts and estimated offering expenses, will be approximately $642.8 million (approximately $739.3 million if the underwriters in such offering exercise their option to purchase additional shares in full with respect to that offering). The closing of this offering is not conditioned on the closing of the equity offering and the closing of the equity offering is not conditioned on the closing of this offering. We expect to use the net proceeds from this offering and, if consummated, the equity offering, to finance, the cash consideration for the IMTT Acquisition, including any related fees and expenses, and to use any remaining proceeds for general corporate purposes. See “Prospectus Supplement Summary — Recent Developments — IMTT Acquisition.” There can be no assurance that we will be able to consummate the IMTT Acquisition on a timely basis or at all and, if the IMTT Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes and for fees and expenses related to the IMTT Acquisition that are payable whether or not the IMTT Acquisition is consummated. See “Prospectus Supplement Summary — Recent Developments — Financing of the IMTT Acquisition,” “The Transactions” and “Risk Factors — Risks Related to the IMTT Acquisition.”

CAPITALIZATION

The following sets forth (i) our actual capitalization as of March 31, 2014, (ii) our capitalization, as adjusted, as of March 31, 2014, giving effect to this offering and (iii) our capitalization, pro forma, as of March 31, 2014, giving effect to the Transactions, which includes this offering. You should read this table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and any documents that are incorporated by reference herein and therein, including our consolidated financial statements and the notes thereto.

	As of March 31, 2014
($ in thousands, except per share data)	Actual(1)	As Adjusted(2)	Pro Forma(3)
Cash and cash equivalents(4)	$208,569	$505,944	$249,187
Long-term debt, excluding current maturities	$827,729	$827,729	$1,777,123
Convertible senior notes offered hereby(5)	—	305,000	305,000
Total debt (current and non-current)	987,910	1,292,910	2,249,500
Members’ Equity
LLC interests, no par value:
500,000,000 authorized; 56,459,047 LLC interests Actual and As Adjusted and 68,188,370 LLC interests Pro Forma(4)	$1,184,108	$1,184,108	$1,942,496
Additional paid in capital	21,447	21,447	21,447
Accumulated other comprehensive loss	(8,652)	(8,652)	(8,652)
Accumulated deficit	(177,141)	(177,141)	(177,141)
Total members’ equity	1,019,762	1,019,762	1,778,150
Noncontrolling interests	110,398	110,398	112,582
Total equity	1,130,160	1,130,160	1,890,732
Total Capitalization	$2,118,070	$2,423,070	$4,140,232

(1)	The Actual column reflects the receipt of the net proceeds of the December 12, 2013 equity offering, which was subsequently used on April 30, 2014 to finance, in part, the acquisition of Galaxy Aviation and Boca Aviation.
(2)	The As Adjusted column reflects the receipt of the net proceeds of this offering but does not give effect to the use of the net proceeds of this offering to finance the cash consideration for the IMTT Acquisition. This offering is not conditioned on consummation of the IMTT Acquisition. See “Prospectus Supplement Summary — Recent Developments — IMTT Acquisition” and “The Transactions.”
(3)	The Pro Forma column gives effect to the IMTT Acquisition and Acquisition Financing and the use of the net proceeds of this offering to finance the cash consideration for the IMTT Acquisition. This offering is not conditioned on consummation of the IMTT Acquisition or the Acquisition Financing.
(4)	In the event of the exercise of the underwriters’ option to purchase additional notes in this offering or the underwriters in the equity offering option to purchase additional shares with respect to that offering, such proceeds will be used for general corporate purposes.
(5)	Assumes no exercise by the underwriters’ option in this offering to purchase up to $45.0 million aggregate principal amount of convertible senior notes with respect to this offering.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges from continuing operations.

	For the three months ended March 31, 2014	Year Ended December 31,
		2013	2012	2011	2010		2009
Ratio of Earnings to Fixed Charges(1)	2.25	1.88	2.14	1.38	N/M	(2)	N/M	(2)

(1)	Our ratio of earnings to fixed charges from continuing operations is computed by dividing (i) pre-tax income from continuing operations before equity in earnings and amortization charges of investees, plus fixed charges and distribution received from equity investees classified as operating activities; by (ii) fixed charges.
(2)	Our ratio of earnings to fixed charges from continuing operations for the years ended December 31, 2010, and 2009 is not meaningful as fixed charges exceeded adjusted earnings in such years. Earnings were deficient to cover fixed charges by $14,992,000, and $140,063,000 in 2010, and 2009, respectively.

THE TRANSACTIONS

IMTT Acquisition

Stock Purchase Agreement

On July 7, 2014, we entered into the IMTT Stock Purchase Agreement among us, IMTT Holdings, the Coleman Trust, MTH and MCT to acquire the remaining equity interest in IMTT not owned by us for an aggregate purchase price of $1.025 billion consisting of $910.0 million in cash and $115.0 million in our shares. Upon the closing of the IMTT Acquisition, IMTT Holdings will become a wholly owned subsidiary of our Company. The IMTT Acquisition is expected to close as soon as practicable after the consummation of this offering but there can be no assurance that we will be able to consummate the IMTT Acquisition on a timely basis or at all. This offering is not conditioned on consummation of the IMTT Acquisition.

Purchase Price Adjustments; Repurchase

The cash portion of the aggregate purchase price for the IMTT Acquisition will be decreased by an aggregate dollar amount equal to the amount of certain cash or other property paid by IMTT Holdings or any of its subsidiaries outside the ordinary course of business to certain persons related to or affiliated with the Coleman Trust from April 29, 2014 to the closing. In connection with the closing of the IMTT Acquisition, IMTT Holdings will repurchase a number of shares of IMTT Holdings equal to the value of the sum of (i) $10.0 million plus (ii) $150,000 per day for each day beyond July 1, 2014 until the closing of the IMTT Acquisition.

Conditions to Completion of the IMTT Acquisition

The obligations of the parties to complete the IMTT Acquisition are subject to satisfaction of certain conditions including the accuracy of the other parties’ representations and warranties, performance of the other parties’ obligations, the absence of any injunction on other legal or regulatory restraint on the closing or on the operation of the business of IMTT Holdings following the closing, the receipt of certain regulatory approvals and the receipt of consents from certain third parties. Our obligations to complete the IMTT Acquisition are further conditioned on IMTT Holdings, taken as a whole, not having experienced a material adverse effect since the execution of the IMTT Stock Purchase Agreement, delivery of legal opinions, execution of certain restrictive covenant agreements, execution of mutual releases with the beneficiaries of the Coleman Trust and certain employees and advisors of IMTT Holdings and delivery of certain other closing documentation. The obligations of the Coleman Trust to complete the IMTT Acquisition are further conditioned on execution by us of the Registration Rights Agreement (defined below), receipt by us of certain insurance policies and delivery by us of certain other closing documentation.

Termination

The IMTT Stock Purchase Agreement may be terminated by the Coleman Trust or MTH at any time prior to the closing of the IMTT Acquisition by mutual agreement or if (i) the closing of the IMTT Acquisition has not occurred by September 15, 2014 or (ii) there has been a final nonappealable court order or other governmental action in effect preventing the consummation of the transactions. In addition, the IMTT Stock Purchase Agreement may be terminated by either party due to a material breach of the IMTT Stock Purchase Agreement by the other party.

Effect of Termination; Termination Fee

If the IMTT Stock Purchase Agreement is terminated (i) by the Coleman Trust due to a material breach by us, (ii) because the IMTT Acquisition is not consummated by September 15, 2014 other than as a result of the failure to obtain a third party consent, the existence of a final nonappealable court order or other government action or a material breach by IMTT Holdings or the Coleman Trust, then we will pay to the Coleman Trust a termination fee of $25.0 million (inclusive of fees and expenses) which will be IMTT Holdings’ and the Coleman Trust’s sole and exclusive remedy for termination.

Representations and Warranties; Conduct of IMTT Business Prior to Closing

The IMTT Stock Purchase Agreement contains certain representations and warranties by the parties. IMTT Holdings has undertaken certain covenants restricting the conduct of its business between the date of the IMTT Stock Purchase Agreement and the closing of the IMTT Acquisition. In addition, between the date of the IMTT Stock Purchase Agreement and the closing of the IMTT Acquisition, IMTT Holdings has agreed, with respect to itself, to limitations on its ability to take certain actions regarding the Shareholders’ Agreement and, with respect to itself and its subsidiaries, to limitations on certain tax matters.

Exclusivity

Subject to the Shareholders’ Agreement, IMTT Holdings and the Coleman Trust will not solicit, participate in discussions with respect to, or furnish information relating to, any acquisition of all or a material amount of the assets (other than assets sold by IMTT in the ordinary course of business) of, or any equity interest in, IMTT Holdings or a merger, consolidation or business combination involving IMTT Holdings or any of its subsidiaries. IMTT Holdings and the Coleman Trust will immediately notify MTH of any offer or proposal received including a summary of material terms and conditions and the identity of the party making the offer or proposal.

Non-Competition; Non-Solicitation; Non-Disparagement

The Coleman Trust agrees that for five years following the closing, the Coleman Trust will not, directly or indirectly, engage in, participate in, or permit such person’s name to be used by any enterprise engaging in, any business competitive with the IMTT Holdings business in North America, including the Caribbean.

The Coleman Trust agrees that for five years following the closing, the Coleman Trust will not (i) induce any employee of IMTT Holdings to leave his or her employment or interfere with the relationship between IMTT Holdings (or any of its subsidiaries) and any such employee, (ii) hire any person who was an employee of IMTT Holdings (or any of its subsidiaries) at any time during the six-month period immediately prior to the date on which such hiring would take place, or (iii) call on, solicit or service any customer, vendor, licensee, licensor or other business relation of IMTT Holdings (or its affiliates) in order to induce or attempt to induce such person to cease doing or decrease their business with IMTT Holdings or its affiliates, or in any way interfere with the relationship between any such customer, vendor, licensee, licensor or business relation and IMTT Holdings or its affiliates.

The parties agree that for three years following the closing, neither party will make any statement that disparages or places any of the other parties, subsidiaries, affiliates or, in the case of the Coleman Trust, its trust beneficiaries, in a false or negative light, subject to certain exceptions.

Indemnification

Each of the parties agrees to indemnify and hold harmless the other parties from damages suffered, sustained, incurred or paid by such other parties with respect to the party’s breaches of certain representations and warranties and covenants and agreements, in each case, subject to the limitations contained in the IMTT Stock Purchase Agreement.

Mutual Release

We and the Coleman Trust agree to release each other from all liability and other obligations arising out of or related to IMTT Holdings, the Coleman Trust’s ownership (directly or indirectly) of equity in IMTT Holdings, the Shareholders’ Agreement or any matter, cause or event occurring prior to the closing subject to certain exceptions.

Registration Rights Agreement

In connection with the IMTT Acquisition, we will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Coleman Trust pursuant to which we will agree, upon request from the Coleman Trust, after 60 days following the consummation of this offering, to use reasonable commercial efforts to register for resale with the SEC the shares transferred to the Coleman Trust in the IMTT Acquisition. Pursuant to the Registration Rights Agreement, until such shares are sold or are eligible for resale without limitation under Rule 144 under the Securities Act, we have agreed to register shares of at least $25.0 million on up to three separate occasions, at the Coleman Trust’s request, at any time at which we have an effective shelf registration statement available for use. We also agreed to file one registration statement covering shares of at least $50.0 million at any time at which we do not have an effective shelf registration statement available for use. The Coleman Trust will also receive certain “piggyback” registration rights.

Concurrent Financing Transactions

New Revolving Credit Facility

In connection with the IMTT Acquisition, we entered into a new senior secured revolving credit facility (the “Credit Agreement”) among us, as borrower, MIC Inc., as guarantor, J.P. Morgan Chase Bank, N.A., as administrative agent and the lenders party thereto. The senior secured revolving credit facility provides borrowings of up to $250.0 million, subject to availability. The senior secured revolving credit facility will mature five years after the closing date. Aggregate commitments under the senior secured revolving credit facility may be increased in an unlimited amount under an uncommitted incremental facility, subject to compliance with a leverage ratio. In addition, a portion of the senior secured revolving credit facility in an aggregate amount of $100.0 million is available for the issuance of stand-by letters of credit. The senior secured revolving credit facility is guaranteed by MIC Inc. and secured by a pledge of our directly held equity interests, including in MIC Inc., and all intercompany debt owed to us. We may use borrowings under the senior secured revolving credit facility for general corporate and working capital purposes including, if necessary, financing a portion of the cash consideration for the IMTT Acquisition. The effectiveness of the senior secured revolving credit facility is conditioned, among others, on the consummation of the IMTT Acquisition.

Interest on borrowings under the senior secured revolving credit facility will accrue at a rate per annum equal to either an Alternate Base Rate (as described in the Credit Agreement) plus an applicable margin or an Adjusted LIBO Rate (as described in the Credit Agreement) plus an applicable margin.

The senior secured revolving credit facility includes customary affirmative covenants, including an obligation by us to use commercially reasonable efforts to maintain certain credit ratings. In addition, the senior secured revolving credit facility includes customary negative covenants, including limitations on incurrence of indebtedness of MIC Inc.; creating or incurring liens; merging or consolidating with other entities; selling or disposing of certain assets; making restricted payments (including dividends); transacting with affiliates; entering into restrictive agreements; and granting certain security interests in the equity interests of subsidiaries, in each case, subject to specified exceptions. The senior secured revolving credit facility also contains a financial covenant based on a ratio of cash flow available for debt service to net cash interest expense.

The senior secured revolving credit facility contains customary events of default including, but not limited to, our failure to pay principal or interest when due, covenant defaults, cross-defaults to certain other indebtedness, monetary judgment defaults and events of bankruptcy.

This offering is not conditioned on the effectiveness of the senior secured revolving credit facility.

Equity Offering

Concurrently with the launch of this offering we expect to offer 10,000,000 of our shares (or 11,500,000 if the underwriters in that offering exercise their option to purchase additional shares with respect to such offering). The shares will be offered pursuant to a separate prospectus supplement to the accompanying prospectus in an underwritten public offering.

The closing of this offering is not conditioned on the closing of the equity offering or the consummation of the IMTT Acquisition and the closing of the equity offering is not conditioned on the closing of this offering or the closing of the IMTT Acquisition.

DESCRIPTION OF THE NOTES

The Notes will be issued under a supplemental indenture (the “Supplemental Indenture”) among Macquarie Infrastructure Company LLC, as issuer, and Wells Fargo Bank, National Association, as trustee, and the indenture dated as of July 15, 2014 (the “Base Indenture” and together with the Supplemental Indenture, the “Indenture”). The terms of the Notes include those provided in the Indenture.

The following description is only a summary of the material provisions of the notes offered hereby (the “Notes”) and the Indenture. We urge you to read the Indenture in its entirety because it, and not this description, define your rights as a holder of the Notes. You may request copies of this document as set forth under the caption “Where You Can Find More Information.”

When we refer to “Macquarie Infrastructure Company LLC,” “MIC,” “we,” “our” or “us” in this section, we refer only to Macquarie Infrastructure Company LLC and not its subsidiaries.

Brief Description of the Notes

The Notes will:

•	initially be limited to $305.0 million aggregate principal amount ($350.0 million aggregate principal amount if the underwriter exercises in full its option to purchase additional Notes);
•	bear interest at a rate of 2.875% per year, payable semi-annually in arrears, on January 15 and July 15 of each year, commencing on January 15, 2015;
•	be general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;
•	be convertible by you at any time on or prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date, into our shares initially at a conversion rate of 11.7942 shares per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $84.79 per share. In the event of certain types of fundamental changes, we will increase the conversion rate as described herein;
•	not be subject to redemption at our option prior to maturity;
•	be subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, as set forth under “— Fundamental Change Put”; and
•	be due on July 15, 2019, unless earlier converted or repurchased by us at your option.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the Indenture. In addition, neither we nor any of our subsidiaries will be restricted under the Indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the Indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights” and “— Fundamental Change Put.”

No sinking fund is provided for the Notes and the Notes will not be subject to defeasance.

We do not intend to list the Notes on any securities exchange or interdealer quotation system.

The Notes initially will be issued in book-entry form only in minimum denominations of $2,000 principal amount and whole multiples of $1,000 in excess thereof. Beneficial interests in the Notes will be shown on, and transfers of beneficial interests in the Notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “— Form, Denomination and Registration — Global Notes Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

Additional Notes

We may, without the consent of the holders of the Notes, increase the aggregate principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes (and with the same CUSIP numbers or different CUSIP numbers); provided that if the same CUSIP number is used for any such additional Notes; such additional Notes must be part of the same issue as the Notes initially offered hereby for U.S. federal income tax purposes. If such additional notes are not part of the same issue as the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number. The Notes offered by this prospectus supplement and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional Notes may be issued if any event of default has occurred with respect to the Notes.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to global Notes, principal, premium, if any, and interest (including additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal and interest (including additional interest, if any) will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest

The Notes will bear interest at a rate of 2.875% per year. Interest will accrue from the date of original issuance of the Notes or from the most recent date to which interest has been paid or duly provided for. We will pay interest semi-annually, in arrears on January 15 and July 15 of each year, commencing on January 15, 2015, to holders of record at close of business on the preceding January 1 and July 1, respectively. However, we will not pay in cash accrued interest (excluding any additional interest) on any Notes when they are converted, except as described under “— Conversion Rights.”

We will pay interest on:

•	global Notes to DTC in immediately available funds;
•	any certificated Notes having a principal amount of less than $2,000,000, by check mailed to the holders of those Notes; and
•	any certificated Notes having a principal amount of $2,000,000 or more, either by check mailed to each holder or, upon application by such holder to the trustee not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the trustee to the contrary.

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Ranking

The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from the proceeds of such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

As of March 31, 2014, we had approximately $987.0 million of senior indebtedness outstanding, of which approximately $987.0 million was secured indebtedness, and our subsidiaries had $1.3 billion of indebtedness and other liabilities, including trade payables, outstanding. As of March 31, 2014, on a pro forma basis, assuming consummation of the Transactions, we would have had approximately $2.2 billion of senior indebtedness outstanding, of which approximately $1.6 billion would have been secured indebtedness, and our subsidiaries would have had $2.9 billion of indebtedness and other liabilities, including trade payables, outstanding. In addition, following the consummation of the Transactions, we expect to have up to $250.0 million of availability under our new senior secured revolving credit facility. See “The Transactions.”

Conversion Rights

Holders may convert their Notes at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day preceding the maturity date at an initial conversion rate of 11.7942 shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $84.79 per share). The conversion rate will be subject to adjustment as described below. Unless we have previously redeemed or purchased the Notes, you will have the right to convert any portion of the principal amount of any Notes that is an integral multiple of $1,000 at any time on or prior to the close of business on the business day immediately preceding the maturity date.

Our payment and delivery, as the case may be, to you of the full conversion consideration will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and
•	accrued and unpaid interest, if any, to, but excluding, the conversion date.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest on the Notes (excluding any additional interest). Accrued and unpaid interest and accrued tax original issue discount, if any, to the conversion date is deemed to be paid in full with the cash paid upon conversion, and the shares, if any, delivered upon conversion, rather than cancelled, extinguished or forfeited. With respect to any conversion of the Notes, accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

If you convert after the close of business on the record date for an interest payment but prior to the open of business on the corresponding interest payment date, the record holder on the relevant record date will receive on the corresponding interest payment date the full amount of interest accrued and unpaid on your Notes, notwithstanding your conversion of those Notes prior to the interest payment date. However, except as provided in the next sentence, if you surrender your Notes for conversion after the close of business on a regular record date but prior to the open of business on the corresponding interest payment date, at the time you surrender your Notes for conversion, you must pay us an amount equal to the interest (excluding any additional interest) that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your Notes following the close of business on the regular record date immediately preceding the maturity date;
•	if you convert your Notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or
•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to your Notes.

Therefore, for the avoidance of doubt, all holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such record date.

Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any shares issued upon conversion of the Notes.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global Note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest (excluding any additional interest) payable on the next interest payment date to which you are not entitled and, if required, pay all transfer or similar taxes, if any, described below. As such, if you are a beneficial owner of the Notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice;
•	deliver the completed conversion notice and the Notes to be converted to the conversion agent;
•	if required, furnish appropriate endorsements and transfer documents;
•	if required, pay funds equal to interest (but excluding any additional interest) payable on the next interest payment date to which you are not entitled; and
•	if required, pay all transfer or similar taxes, if any, described below.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Notes will be deemed to have been converted immediately prior to the close of business on the conversion date; provided, however, that the person in whose name any shares shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date.

You will not be required to pay any transfer or similar taxes due upon conversion other than any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares, if any, due upon conversion in a name other than that of the converting holder. Certificates representing shares will be issued and delivered only after all applicable transfer or similar taxes, if any, payable by you have been paid in full.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Put” with respect to a Note, the holder may not surrender that Note for conversion until the holder has withdrawn the notice in accordance with the Indenture, except to the extent that a portion of the holder’s Note is not subject to such fundamental change purchase notice. If your Notes are submitted for purchase following a fundamental change, your right to withdraw your purchase notice and convert the Notes that are subject to purchase will terminate at 5:00 p.m. New York City time on the business day before such purchase date.

Settlement Upon Conversion

Upon conversion of the Notes, a holder will receive, on or prior to the third trading day following the conversion date (except as provided below), a number of shares equal to (i) (A) the aggregate principal amount of Notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable conversion rate in effect on the conversion date; provided, however, that with respect to any conversion date that occurs on or after the regular record date for the final payment of interest on the Notes (i.e., July 1, 2019), we will deliver such shares on the maturity date. Notwithstanding the foregoing, we will not deliver any fractional shares upon conversion; instead, we will deliver cash in lieu of fractional shares based on the last reported sale price of our shares on the conversion date (or, if the conversion date is not a trading day, the next following trading day).

The “last reported sale price” of our shares on any date means the closing per-share sale price (or if no closing per-share sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions on principal U.S. national securities exchange or market on which our shares are listed or admitted for trading. If our shares are not so listed or admitted for trading, the “last reported sale price” of our shares will be the last quoted bid price per share of our shares in the over-the counter market on the relevant trading day as reported by OTC Markets Group Inc. or another similar organization selected by us. If our shares are not so quoted, the “last reported sale price” of our shares will be the average of the midpoint of the last bid and ask prices for our shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters.

A converting holder will be deemed to be the record holder of our shares deliverable on conversion as the close of business on the conversion date.

Conversion Rate Adjustments

We will adjust the conversion rate for the following events:

(1) If we issue shares as a dividend or distribution on shares, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1 OS0

where,

CR1 =	the conversion rate in effect immediately prior to the open of business on the record date for such dividend or distribution or the effective date of such share split or combination, as the case may be;
CR0 =	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such dividend or distribution or the effective date of such share split or combination, as the case may be;
OS0 =	the number of shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such dividend or distribution or the effective date of such share split or combination;
OS1 =	the number of shares that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our shares any rights, options or warrants entitling them to purchase, for a period of 45 calendar days or less from the declaration date for such distribution, shares at a price per share less than the average closing sale price of our shares for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X OS0 + Y

where,

CR1 =	conversion rate in effect immediately prior to the open of business on the record date for such distribution;
CR0 =	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such distribution;
OS0 =	the number of shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such distribution;
X =	the total number of shares issuable pursuant to such rights or warrants; and
Y =	the number of shares equal to the aggregate price payable to exercise such rights or warrants, divided by the average of the closing prices of our shares over the 10 consecutive trading day period ending on the trading day immediately preceding the record date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-date for such distribution. To the extent that shares are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-date for such distribution had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to purchase shares at a price per share less than such average closing sale price for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution, and in determining the aggregate offering price of such shares, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3) If we distribute shares, evidences of our indebtedness or other of our securities, assets or property to all or substantially all holders of our shares, excluding:

•	dividends or distributions as to which adjustment is required to be effected in clause (1) or (2) above;
•	the initial distribution of rights issued pursuant to a stockholders rights plan; provided that such rights plan provides for the issuance of such rights with respect to the shares issued upon conversion of the Notes;
•	dividends or distributions paid exclusively in cash; and
•	spin-offs described below in the third paragraph of this clause (3),

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0 SP0 – FMV

where,

CR1 =	conversion rate in effect immediately prior to the open of business on the record date for such distribution;
CR0 =	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such distribution;
SP0 =	the average of the closing prices of our shares over the 10 consecutive trading day period ending on the trading day immediately preceding the record date for such distribution; and
FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share as of the open of business on the record date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference between “SP0” and “FMV” is less than $1.00, in lieu of the foregoing increase, each holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our shares without having to convert its Notes, the amount and kind of our capital stock, evidences of our indebtedness or other of our securities, assets or property that such holder would have received as if such holder owned a number of shares equal to the conversion rate in effect on the ex-date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our shares of LLC interests of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours that will be, upon distribution, listed on a U.S. national or regional securities exchange, which is referred to in this prospectus supplement as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV + MP0 MP0

where,

CR1 =	conversion rate in effect immediately prior to the open of business on the record date for the spin-off;
CR0 =	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for the spin-off;
FMV =	the average of the closing prices of the LLC interests or similar equity interest distributed to holders of our shares applicable to one share over the first 10 consecutive trading day period immediately following, and including, the third trading day after the record date for such spin-off (such period, the “valuation period”); and
MP0 =	the average of the closing prices of our shares over the valuation period.

Any adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the record date for the spin-off. Because we will make the adjustment to the conversion rate at the end of the valuation period with retroactive effect, we will delay the settlement of any notes where the final day of the related observation period occurs during the valuation period. In such event, we will pay the principal portion and deliver shares, if any, and any cash in lieu thereof (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the valuation period.

(4) If we pay any cash dividends or distributions exclusively in cash to all or substantially all holders of our shares, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0 - DTA SP0 - C

where,

CR1 =	conversion rate in effect immediately prior to the open of business on the record date for such dividend or distribution;
CR0 =	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the record date for such distribution;
SP0 =	the last reported sale prices of the shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution;
DTA =	the dividend threshold amount, which shall equal $0.95 per share in any quarter; and
C =	the amount in cash per share we distribute to holders of our shares.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted. If an adjustment is required to be made as set forth in this clause (4) as a result of a distribution that is not a regular quarterly dividend, the dividend threshold amount will be deemed to be zero.

“Ex-dividend date” means the first date on which our shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our shares, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of our shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1) OS0 × SP1

where,

CR1 =	the conversion rate in effect at 5:00 p.m. on the day such tender offer or exchange offer expires;
CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender offer or exchange offer expires;
AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
SP1 =	the average of the closing prices of our shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires (the “averaging period”);
OS1 =	the number of shares outstanding immediately after the close of business on the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and
OS0 =	the number of shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer).

Any adjustment to the conversion rate under this clause (5) will be made immediately prior to the open of business on the day following the last day of the averaging period, but will be given effect as of the open of business on the trading day next succeeding the date such tender offer or exchange offer expires. Because we will make the adjustment to the conversion rate at the end of the averaging period with retroactive effect, we will delay the settlement of any notes where the final day of the related observation period occurs during the averaging period. In such event, we will pay the principal portion and deliver shares, if any, and any cash in lieu thereof (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the averaging period.

To the extent that any shareholders’ rights plan (i.e., a poison pill) adopted by us is in effect upon conversion of the Notes, you will receive, in addition to any shares due upon conversion, the rights under the applicable rights agreement. However, if, prior to any conversion, the rights have separated from the shares in accordance with the provisions of the applicable shareholder’s rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our shares, shares of our capital stock, evidences of indebtedness, securities, assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustments to the conversion rate if you participate (other than in the case of a share split or share combination), without having to convert your Notes, at the same time and upon the same terms as holders of our shares and as a result of holding the Notes, in any of the transactions described above as if you held a number of shares equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by you.

Except as stated above, we will not adjust the conversion rate for the issuance of our shares or any securities convertible into or exchangeable for our shares or carrying the right to purchase any of the foregoing.

If a taxable distribution to holders of our shares or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our shares. See “Certain United States Federal Income Tax Considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Notes and otherwise (b) at least 10 business days prior to the maturity date or any repurchase date, unless such adjustment has already been made.

We are permitted to increase the conversion rate of the Notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our shares or rights to purchase shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•	on account of stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or transactions pursuant to a share repurchase program approved by our board of directors, or a committee thereof, or otherwise;
•	upon the issuance of any shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares under any plan;

•	upon the issuance of any shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by the Company or any of its subsidiaries;
•	upon the issuance of any shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;
•	for a change in the par value of the shares;
•	for accrued and unpaid interest, if any; or
•	for an event otherwise requiring an adjustment, as described herein, if such event is not consummated.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release through Business Wire containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events

In the case of:

•	any recapitalization, reclassification or change of our shares (other than changes in par value or resulting from a subdivision or combination),
•	any consolidation, merger or combination involving us,
•	any sale, lease or other transfer to a third party of the consolidated assets of us and our subsidiaries substantially as an entirety, or
•	any statutory share exchange,

in each case, as a result of which our shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction the number of our shares, if any, otherwise deliverable upon conversion of the Notes will instead be deliverable in the amount and type of reference property that a holder of that number of our shares would have received in such transaction. If the transaction causes our shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the Notes will become convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our shares that affirmatively make such an election. We will notify holders and the trustee of the weighted average as soon as practicable after such determination is made. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “— Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will agree in the Indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the Indenture requires us to calculate the closing sale prices, the volume-weighted average price, the daily conversion values or the daily settlement amounts over, or based on, a span of multiple days (including a conversion period, valuation period or averaging period), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-date of the event occurs, at any time during the period when the closing sale prices, the volume-weighted average prices, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change

If and only to the extent you elect to convert your Notes in connection with a fundamental change described in clause (1), (2), (3) or (4) under the definition of a fundamental change described below under “— Fundamental Change Put,” (determined without regard to clause (i) of the proviso to clause (2) thereof) which we refer to as a “make-whole fundamental change,” we will increase the conversion rate as described below. The number of additional shares by which the conversion is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the make-whole fundamental change becomes effective (the “effective date”) and the price (the “share price”) paid (or deemed paid) per share in such make-whole fundamental change. If holders of our shares receive only cash in any transaction described in clause (2) of the definition of fundamental change, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be equal to the average of the closing sale prices of our shares on the five trading days prior to, but excluding, the effective date of such make-whole fundamental change. We will notify you of the anticipated effective date of any make-whole fundamental change.

A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion date occurs on or following the effective date of the make-whole fundamental change but before the close of business on the second scheduled trading day immediately preceding the related fundamental change repurchase date (as specified in the notice of a fundamental change described under “— Fundamental Change Put”).

Upon surrender of Note for conversion in connection with a make-whole fundamental change, we will satisfy our conversion obligation by settlement in shares, as described under “— Conversion Rights — Settlement Upon Conversion.” However, if the consideration received by holders of our shares in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of Notes following the effective date of such make-whole fundamental change, the conversion settlement amount will be calculated based solely on the “share price” (as defined above) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such share price. In such event, we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date.

The number of additional shares will be adjusted in the same manner and at the same time as any adjustment to the conversion rate as described above under “— Conversion Rights — Conversion Rate Adjustments.” The share prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the number of additional shares by which the conversion rate shall be increased upon conversion in connection with a make-whole fundamental change:

Share Price

Effective Date	$66.50	$70.00	$75.00	$80.00	$84.79	$90.00	$95.00	$100.00	$105.00	$110.00	$115.00	$120.00	$125.00
July 15, 2014	3.2433	2.6834	2.0339	1.5196	1.1296	0.7980	0.5536	0.3675	0.2290	0.1280	0.0584	0.0173	0.0000
July 15, 2015	3.2433	2.5287	1.8852	1.3802	1.0024	0.6859	0.4575	0.2880	0.1653	0.0806	0.0287	0.0061	0.0000
July 15, 2016	3.2433	2.4156	1.7650	1.2601	0.8880	0.5830	0.3686	0.2146	0.1083	0.0417	0.0100	0.0007	0.0000
July 15, 2017	3.2433	2.3673	1.6846	1.1615	0.7841	0.4839	0.2815	0.1437	0.0574	0.0147	0.0014	0.0000	0.0000
July 15, 2018	3.2433	2.3566	1.5973	1.0242	0.6266	0.3309	0.1513	0.0507	0.0097	0.0003	0.0000	0.0000	0.0000
July 15, 2019	3.2433	2.4915	1.5391	0.7058	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact share price and effective dates may not be set forth on the table, in which case, if the share price is:

•	between two share price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;
•	in excess of $125.00 per share (subject to adjustment), no additional shares will be issued upon conversion;
•	less than $66.50 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion exceed 15.0375 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate.

For the avoidance of doubt, if you convert your Notes prior to the effective date of any make-whole fundamental change, then, whether or not the make-whole fundamental change occurs, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to deliver additional shares as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Additional shares deliverable as described in this section “—  Adjustment to Conversion Rate Upon a Non-Share Change of Control,” or cash in lieu thereof, will be delivered on the settlement date applicable to the relevant conversion.

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered, and not withdrawn, a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The fundamental change repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a record date and on or prior to the corresponding interest payment date, the full amount of interest due will be paid on the interest payment date to the holder of record on the record date and the fundamental change repurchase price will be equal to 100% of the principal amount of Notes to be repurchased.

We may be unable to repurchase your Notes for cash upon a fundamental change. Our ability to repurchase the Notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or
(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our shares will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person or group; provided, however, that a transaction described in clause (A) or (B) (i) in which the holders of our shares immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity (or equivalent interests) in the continuing or surviving entity or transferee or the parent thereof immediately after such transaction or (ii) effected solely to change our jurisdiction of incorporation or to form a holding company for us and that results in a share exchange or reclassification or similar exchange of our outstanding shares solely into equity interests of the surviving entity shall not be a fundamental change pursuant to this clause (2); or
(3)	the adoption of a plan relating to our liquidation or dissolution; or
(4)	our shares (or other shares or equity interests underlying the Notes) cease to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Notwithstanding the foregoing, any transaction or event described in clause (1) or (2) above will not constitute a fundamental change if, in connection with such transaction or event, or as a result thereof, at least 90% of the consideration paid for our shares (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) consists of shares traded on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the relevant transaction) and, as a result of such transaction, the Notes become convertible into cash, reference property comprised of such consideration or a combination of cash and such reference property as described under “— Conversion Rights — Change in the Conversion Rights Upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events” above.

The definition of “fundamental change” includes a phrase relating to the sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease or other transfer of less than all of our assets and those of our subsidiaries taken as a whole to another person may be uncertain.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their addresses shown in the register of the registrar, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes.

The fundamental change repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of such notice of a fundamental change.

To exercise your repurchase right, you must deliver, prior to the close of business, on the business day immediately preceding the fundamental change repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Note, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the Notes to be repurchased;
•	the portion of the principal amount of the Notes to be repurchased, which must be $2,000 or whole multiples of $1,000 in excess thereof; and
•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the Indenture.

You may withdraw your repurchase notice at any time prior to the close of business on the business day immediately preceding the fundamental change repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Note, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the withdrawn Notes;
•	the principal amount of the withdrawn Notes; and
•	the principal amount, if any, which remains subject to the repurchase notice, which must be $2,000 or whole multiples of $1,000 in excess thereof.

Payment of the fundamental change repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the fundamental change repurchase price for the Notes will be made on the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.

If the paying agent holds on the fundamental change repurchase date cash sufficient to pay the fundamental change repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the fundamental change repurchase date:

•	the Notes being repurchased will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and
•	all other rights of the holders of the repurchased Notes will terminate, other than the right to receive the fundamental change repurchase price upon delivery or transfer of such Notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;
•	file a Schedule TO or any other schedule required under the Exchange Act; and
•	comply with all other federal and state securities laws in connection with our repurchase of the Notes.

No Notes may be repurchased at your option upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the fundamental change repurchase date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such Notes).

This fundamental change repurchase right could discourage a potential acquirer of MIC. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Notes.

Consolidation, Merger and Sale of Assets by MIC

The following description replaces in its entirety the description set forth under “Description of Debt Securities — Consolidation, Merger and Sale of Assets and Other Transactions” in the accompanying prospectus.

The Indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing person or (b) the resulting, surviving or transferee person (if other than us) is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all of our obligations under the Notes and the Indenture;
•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the Indenture; and
•	we have delivered to the trustee an officer’s certificate and an opinion of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which MIC is not the continuing person, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, MIC, and, except in the case of a lease, MIC shall be discharged from its obligations under the Notes and the Indenture.

This covenant includes a phrase relating to the sale, conveyance, transfer or lease of the property and assets of MIC “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the Indenture and the Notes, or under the laws of Delaware, MIC’s state of formation. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of MIC may be uncertain.

An assumption by any person of MIC’s obligations under the Notes and the Indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following description replaces in its entirety the description set forth under “Description of Debt Securities Events of Default, Notice & Waiver” in the accompanying prospectus.

The following will be events of default under the Indenture:

•	we fail to pay any interest on the Notes when due and such failure continues for a period of 30 calendar days;
•	we fail to pay principal of the Notes when due at maturity, or we fail to pay the fundamental change repurchase price payable in respect of any Notes when due;

•	we fail to deliver shares upon the conversion of any Notes and the default continues for 5 business days;
•	we fail to comply with the covenant set forth above under “— Consolidation, Merger and Sale of Assets by MIC”;
•	we fail to provide notice of a fundamental change when due as required in the Indenture;
•	we fail to perform or observe any other term, covenant or agreement in the Notes or the Indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
•	a failure to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any indebtedness for borrowed money of MIC or of Macquarie Infrastructure Company Inc. in an aggregate amount in excess of $50,000,000 (or its foreign currency equivalent), in each case after giving effect to any applicable grace period, unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us or the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
•	a final judgment for the payment in excess of $50,000,000 (or its foreign currency equivalent), excluding any amounts covered by insurance, rendered against MIC or Macquarie Infrastructure Company Inc., which judgment is not discharged or stayed within 30 calendar days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or
•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).

We are required to notify the trustee within 30 days after becoming aware of the occurrence of any default under the Indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal or interest on the Notes or defaults in the failure to deliver the consideration due upon conversion, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us or any of our significant subsidiaries, the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and
•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the Indenture.

If any portion of the amount payable on the Notes upon such acceleration thereof as described above is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

No holder of the Notes may pursue any remedy under the Indenture, except in the case of a default in the payment of principal or interest on the Notes, unless:

•	the holder has given the trustee written notice of an event of default;
•	the holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the trustee to pursue the remedy, and offer security or indemnity reasonably satisfactory to it against any cost, liability or expense of the trustee;
•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and
•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Notes.

Notwithstanding the foregoing, the Indenture will provide, if we so elect, that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the Indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relate to the provision of reports), will, at our option, for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% of the principal amount of the Notes outstanding during the 185-day period following the event of default and (ii) 0.50% of the principal amount of the Notes outstanding during the 180-day period beginning on the 186th day following the event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the Indenture first occurs to, and including, the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On the 366th day, if such event of default is continuing, such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In no event shall additional interest accrue at a rate in excess of the applicable rate specified above, regardless of the number of events or circumstances giving rise to requirements to pay such additional interest pursuant to this paragraph.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the Indenture and its consequences, except:

•	our failure to pay principal of or interest on any Notes when due;
•	our failure to convert any Notes into shares as required by the Indenture;

•	our failure to pay the repurchase price on the fundamental change repurchase date in connection with a holder exercising its repurchase rights; or
•	our failure to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Notes affected.

Modification

Changes Requiring Approval of Each Affected Holder

The following description replaces in its entirety the description set forth under “Description of Debt Securities — Modification & Waiver” in the accompanying prospectus.

The Indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•	extend the maturity date of any Notes;
•	reduce the rate or extend the time for payment of interest on any Notes;
•	reduce the principal amount of any Notes;
•	reduce any amount payable upon repurchase of any Notes;
•	impair the right of a holder to receive payment with respect to any Notes or institute suit for payment of any Notes;
•	change the currency in which any Notes is payable;
•	change our obligation to repurchase any Notes on specified dates or upon a fundamental change in a manner adverse to the holders;
•	adversely affect the right of a holder to convert any Notes;
•	subject to specified exceptions, modify certain provisions of the Indenture relating to modification of the Indenture or waiver under the Indenture; or
•	reduce the percentage of the Notes required for consent to any modification of the Indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

The Indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding.

Changes Requiring No Approval

The Indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•	provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our shares, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;
•	secure the Notes;
•	provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;
•	surrender any right or power conferred upon us;
•	to add to our covenants for the benefit of the holders of the Notes;
•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the Indenture to the description of the Notes contained in this Prospectus Supplement will not be deemed to adversely affect the interests of the holders of the Notes;
•	make any provision with respect to matters or questions arising under the Indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the Indenture; provided that such change or modification does not adversely affect the interests of the holders of the Notes in any material respect;
•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of the Notes;
•	comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
•	adding guarantees of obligations under the Notes; and
•	provide for a successor trustee.

Other

The consent of the holders of Notes is not necessary under the Indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the Indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us will be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Satisfaction and Discharge

The following description replaces in its entirety the description set forth under “Description of Debt Securities — Satisfaction and Discharge; Defeasance” in the accompanying prospectus.

We may satisfy and discharge our obligations under the Indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any fundamental repurchase date, or, upon conversion or otherwise, cash and/or (in the case of conversion) shares sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

We may not defease any of our obligations under the Indenture.

Reports

We shall deliver to the trustee, within 15 days after filing with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that we are required to file with the

Commission pursuant to Section 13 or 15(d) of the Exchange Act. Any such report, information or document that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the trustee for the purpose of this covenant at the time of such filing through the EDGAR system (or any successor thereto), it being understood that the trustee shall have no responsibility to determine if such filings have been made.

Information Concerning the Trustee and Transfer Agent and Registrar

We have appointed Wells Fargo Bank, National Association, the trustee under the Indenture, as paying agent, conversion agent, Notes registrar and custodian for the Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The Indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

Computershare Investor Services, LLC is the transfer agent and registrar for our shares.

Governing Law

The Notes and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the sale price of our shares, accrued interest payable on the Notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to conclusively rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Notes upon the request of that holder. The trustee will have no responsibility for the accuracy of any calculations with respect to the Notes.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee or shareholder of ours will have any liability for any obligations of ours under the Notes, the Indenture or for any claim based on, or in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Form, Denomination and Registration

The Notes will be issued:

•	in fully registered form;
•	without interest coupons; and
•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

The Notes will be evidenced by one or more global Notes. Unless otherwise indicated, we will deposit the global Notes with DTC and register the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with

DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.

Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Notes, Cede & Co. for all purposes will be considered the sole holder of such global Note. Except as provided below, owners of beneficial interests in a global Note will:

•	not be entitled to have certificates registered in their names;
•	not receive physical delivery of certificates in definitive registered form; and
•	not be considered holders of the global Note.

We will pay principal of and interest on, and the repurchase or redemption price of, a global Note to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date, each interest payment date or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or
•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the Notes, including the presentation of the Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. Notes in physical, fully-registered certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if (i) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global debentures and a successor depositary is not appointed within 90 days; (ii) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (iii) an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests in writing that its Notes be issued in physical, certificated form.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;
•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;
•	Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);
•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;
•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;
•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);
•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and
•	Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;
•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;
•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;
•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and
•	Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a description of the material U.S. federal income tax consequences of the acquisition, ownership, retirement or other disposition of the notes by a holder thereof., and, upon conversion, a description of the material U.S. federal income tax consequences of the acquisition, ownership, retirement or other disposition of the notes by a holder thereof. This description only applies to notes and/or shares held as capital assets by a “U.S. Holder” (as defined below) and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as:

•	financial institutions;
•	insurance companies;
•	real estate investment trusts;
•	regulated investment companies;
•	grantor trusts;
•	tax-exempt organizations;
•	persons that will own notes through partnerships or other pass-through entities;
•	dealers or traders in securities or currencies;
•	certain former citizens or long-term residents of the United States; holders that will hold a note as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes; or
•	holders that have a functional currency other than the U.S. dollar.

Moreover, this description does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership, retirement or other disposition of the notes and/or shares and does not address the U.S. federal income tax treatment of holders that do not acquire the notes as part of the initial distribution at their initial issue price. The “issue price” of a note is generally equal to the first price at which a substantial amount of notes are sold for money to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of notes and, upon conversion, with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of shares.

This description is based on the Internal Revenue Code of 1986, as amended, or the “Code,” existing and proposed U.S. Treasury Regulations, or the “Regulations,” administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

For purposes of this description, a U.S. Holder is a beneficial owner of the notes, and, upon conversion, a beneficial owner of the shares, who, in each case, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any State thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (1) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (2) (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

A “non-U.S. Holder” means a beneficial owner of our notes or, upon conversion, of our shares, that is an individual, a corporation, an estate or a trust that is neither a U.S. Holder nor a partnership (or other entity taxable as a partnership).

If a partnership (or any other entity that is treated as a partnership for U.S. federal income tax purposes) holds notes and/or shares, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, RETIREMENT AND DISPOSITION OF OUR NOTES AND SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Ownership and Disposition of Shares Received Upon Conversion

The tax consequences of owning and disposing of common shares received upon conversion of the notes are described below under “Taxation of Holders of our Shares.”

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the notes applicable to U.S. Holders, subject to the limitations described above.

Interest

It is expected and this discussion assumes that either the issue price of the notes will equal the stated principal amount of the notes or the notes will be issued with no more than a de minimis amount of original issue discount. Therefore, interest paid to a U.S. Holder on a note, will be includible in such holder’s gross income as ordinary interest income in accordance with such holder’s usual method of tax accounting.

Additional Interest

In addition to stated principal and interest, we may be required to make additional payments on the notes in certain circumstances. United States Treasury Regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a U.S. Holder’s income, gain or loss with respect to the notes to be different from the consequences discussed below. Under the contingent payment debt instrument Regulations, the possibility of a contingent payment on a note may be disregarded if the likelihood of the contingent payment, as of the issue date, is remote or incidental. We believe that as of the expected issue date of the notes, the likelihood of such additional payments is for this purpose remote. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our treatment will be binding on all holders of the notes, except a holder that discloses its differing treatment in a statement attached to its timely filed United States federal income tax return for the taxable year during which the note was acquired. However, our treatment is not binding on the IRS. If the IRS were to successfully challenge our treatment, a U.S. Holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income any gain recognized on the disposition of the notes. In any event, if we actually make any such additional payment, the timing, amount or character of a U.S. Holder’s income, gain or loss with respect to the notes may be affected. The remainder of this discussion assumes that the notes will not be contingent payment debt instruments.

Sale, Exchange, Retirement or Other Disposition

Except as provided below under “Conversion of the Notes”, upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other disposition, other than accrued but unpaid interest and amounts attributable to interest, which will be taxable as interest to the extent not previously included in income, and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder, and any such gain or loss will be capital gain or loss. For a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to any gain will generally be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if such U.S. Holder’s holding period for the notes exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses is subject to limitations.

Conversion of the Notes

A U.S. Holder of a note will not recognize any income, gain or loss on the conversion of such holder’s notes into shares of our stock except to the extent of cash received in lieu of a fractional share, and except to the extent of shares received with respect to accrued interest not previously included in income (which will be taxable as ordinary income). The amount of gain or loss on the deemed sale of a fractional share will be equal to the difference between the amount of cash such U.S. Holder receives in respect of such fractional share, and the portion of such U.S. Holder’s adjusted tax basis in the note that is allocable to the fractional share. The tax basis of the shares received upon a conversion (other than shares received with respect to accrued interest) will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share. A U.S. Holder’s tax basis in the shares received with respect to accrued interest will equal the fair market value of such stock. A U.S. Holder’s holding period for shares will include the period during which such holder held the notes, except that the holding period of any shares received with respect to accrued interest will commence on the day after the receipt of such stock.

If we undergo certain corporate transactions, as described under “Description of the Notes — Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events” above, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such corporate transaction had the notes been converted into our shares immediately prior to such corporate transaction. Depending on the facts and circumstances at the time of such corporate transaction, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

Constructive Distributions

The conversion rate of the notes is subject to adjustment under certain circumstances as described above in “Description of the Notes — Conversion Rate Adjustments.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a constructive distribution to such holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes will generally not be considered to result in a constructive distribution. However, certain of the possible adjustments provided in the notes will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. Holders of the notes will be deemed to have received distributions even though they have not received any cash or property as a result of such adjustments. Generally, a U.S. Holder’s tax basis in the notes will be increased to the extent any such constructive distribution is treated as a dividend. In certain circumstances, the failure to make a conversion rate adjustment may result in a deemed distribution to the holders of the notes, if, as a result of such failure, the proportionate interest of the note holders in our assets or earnings and profits is increased. Any taxable deemed distribution will be included in such holder’s income in the same manner as an actual distribution received by such holder as discussed in the accompanying prospectus under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Distributions.” You are urged to consult your own tax advisor with respect to the tax consequences of any adjustment (or the absence of any adjustment) to the conversion rate and any resulting deemed distribution.

Information Reporting and Backup Withholding

Information reporting and backup withholding requirements apply to certain payments of principal of, and interest on, an obligation and to proceeds of the sale or redemption of an obligation, to certain U.S. Holders. Information reporting generally will apply to payments of principal of, and interest on, notes, and to proceeds from the sale or redemption of, notes within the United States, or by a U.S. payor or U.S. middleman, to a U.S. Holder (other than an exempt recipient and certain other persons). The payor will be required to backup withhold on payments made within the United States, or by a U.S. payor or

U.S. middleman, on a note to a U.S. Holder, other than an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements.

Backup withholding is not an additional tax. A U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross interest income and its gains from the disposition of the notes, unless such interest or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in the notes.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the notes applicable to non-U.S. Holders, subject to the limitations described above.

Interest

Subject to the discussion below under the heading, “FATCA Withholding”, payments of interest to non-U.S. Holders generally are subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence), collected by means of withholding by the payor.

Payments of interest on the notes to most non-U.S. Holders, however, should qualify as “portfolio interest,” and thus should be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. Holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. Holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;
•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership; or
•	is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. Holder (see the discussion under “— Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. Holders described below apply only if the holder certifies its nonresident status. A non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate form to us or our paying agent prior to the payment. If the non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Retirement or Other Disposition

Subject to the discussion of backup withholding below, a non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale or other taxable disposition of a note (including a retirement or redemption), unless:

•	if such non-U.S. Holder is an individual, the non-U.S. Holder is present in the United States for at least 183 days in the taxable year of such disposition and certain other conditions are met;
•	that gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business within the United States, except as otherwise provided by an applicable income tax treaty; or
•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and our shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs.

We have not determined whether we are a U.S. real property holding corporation, and no assurance can be given that we are not or will not become one in the future. If, however, we are or become a U.S. real property holding corporation, so long as our shares are regularly traded on an established securities market, generally only a non-U.S. Holder who holds or held directly or indirectly (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. Holder’s holding period) more than five percent of our shares will be subject to United States federal income tax on the disposition of our notes. Non-U.S. Holders should consult their own advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Interest or Gain Effectively Connected with a U.S. Trade or Business

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States), the non-U.S. Holder will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if the non-U.S. Holder provides an IRS Form W-8ECI with respect to interest, as described above) on that interest or gain on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code. In addition, in the case of a non-U.S. Holder that is a foreign corporation, the corporate non-U.S. Holder may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of the corporate non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by the corporate non-U.S. Holder of a trade or business in the United States. For this purpose, interest or gain effectively connected with the corporate non-U.S. Holder’s trade or business in the United States will be included in such holder’s earnings and profits.

Constructive Distributions

The conversion rate is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. Holders of the notes. See “— U.S. Holders — Constructive Distributions,” above. In such case, the deemed distribution would be subject to the rules described below under “Taxation of Holders of our Shares — Taxation of Non-U.S. Holders.” Because such deemed distributions will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, the indenture provides that we may set off any withholding tax that we are required to collect with respect to any such deemed distribution against cash payments of interest or from cash or shares otherwise deliverable to a holder upon a conversion of notes or a redemption or repurchase of a note (as applicable). Until such time as judicial, legislative, or regulatory guidance becomes available that would, in our reasonable determination, permit us to treat such deemed distributions as other than deemed dividend distributions treated as ordinary income, we in general intend to withhold on such distributions at a 30% rate or whatever treaty rate is applicable to ordinary income dividends, to the extent such dividends are made out of our current or accumulated earnings and profits. A non-U.S. Holder who is subject to withholding tax under such circumstances is urged to consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable treaty or agreement.

A non-U.S. Holder may be subject to backup withholding of tax (currently at a rate of 28%) on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless the non-U.S. Holder complies with certain certification procedures to establish that the non-U.S. Holder is not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Pursuant to Sections 1471 to 1474 of the Code and the Regulations promulgated thereunder, (the provisions commonly known as FATCA), interest paid after June 30, 2014 and the gross proceeds of sale or other disposition of notes after December 31, 2016, to a foreign financial institution may be subject to withholding at a rate of 30% unless (x) (1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also generally will impose a U.S. federal withholding tax of 30% on interest in respect of, and the gross proceeds of a sale or other disposition of, our notes paid after June 30, 2014 (or in the case of gross proceeds from a sale or other disposition, December 31, 2016), to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a U.S. Holder or non-U.S. Holder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

Taxation of Holders of Our Shares

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to U.S. Holders, subject to the limitations described above.

No Flow-Through of Taxable Income

An election has been made with the IRS to treat us as an association taxable as a corporation for U.S. federal income tax purposes. Because we are treated as an association taxable as a corporation for U.S. federal income tax purposes, an owner of our shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction.

Distributions

Subject to the discussion below under the heading “FATCA Withholding”, distributions of cash or property that we pay in respect of our shares and any taxable constructive distributions resulting from certain adjustments (or failures to make adjustments) to the number of shares to be issued on conversion (as described under “— Constructive Distributions” above) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Holder upon receipt or constructive receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. Holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (at a maximum tax rate of 20%), provided that the U.S. Holder receiving the dividend satisfies the applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in our shares, and thereafter will be treated as capital gain.

Dispositions

Upon a sale, exchange or other taxable disposition of our shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in our shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held our shares for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. Holders (including individuals) are subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax on Investment Income

Certain U.S. Holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its dividend income and its gains from the disposition of our shares, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our shares.

Information Reporting and Backup Withholding Requirements

In general, dividends on our shares, and payments of the proceeds of a sale, exchange or other taxable disposition of our shares paid to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded by the IRS or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to non-U.S. Holders, subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our shares will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a non-U.S. Holder of a trade or business within the United States and (ii) in the case of a non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a non-U.S. Holder is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate (or lower treaty rate, if applicable) on its effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

Distributions

Subject to the discussion below under the heading “FATCA Withholding”, distributions of cash or property that we pay in respect of our shares and any taxable constructive distributions resulting from certain adjustments (or failures to make adjustments) to the number of shares to be issued on conversion (as described under “— Constructive Distributions” above) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our shares. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. Holder’s tax basis in our shares, and thereafter will be treated as capital gain (and thus treated in the manner described in “— Dispositions” below). In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty. A non-U.S. Holder of our shares that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions

Except as set forth below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our shares unless:

•	the gain is U.S. trade or business income;
•	the non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or
•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and our shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs.

We have not determined whether we are a U.S. real property holding corporation, and no assurance can be given that we are not or will not become one in the future. If, however, we are or become a U.S. real property holding corporation, so long as our shares are regularly traded on an established securities market, generally only a non-U.S. Holder who holds or held directly or indirectly (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. Holder’s holding period) more than five percent of our shares will be subject to United States federal income tax on the disposition of our shares. Non-U.S. Holders should consult their own advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (at a rate of 28%) on certain reportable payments. Dividends and any taxable constructive distributions resulting from certain adjustments (or failures to make adjustments) to the number of shares to be issued on conversion (as described under “— Constructive Distributions” above) paid to a non-U.S. Holder of our shares generally will be exempt from backup withholding if the non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our shares to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our shares).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be refunded by the IRS or credited against the non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in us.

Federal Estate Tax

Our shares beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

FATCA Withholding

Pursuant to Sections 1471 to 1474 of the Code and the Regulations promulgated thereunder (the provisions commonly known as FATCA), dividends paid after June 30, 2014 and the gross proceeds of sale or other disposition of our shares after December 31, 2016, to a foreign financial institution may be subject to withholding at a rate of 30% unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds of a sale or other disposition of, our shares paid after June 30, 2014 (or in the case of gross proceeds from a sale or other disposition, December 31, 2016), to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a U.S. Holder or non-U.S. Holder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our shares.

UNDERWRITING

Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the as the underwriters named below. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters has severally agreed to purchase from us the principal amount of notes shown opposite its name below:

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$73,200,000
J.P. Morgan Securities LLC	73,200,000
Macquarie Capital (USA) Inc.	36,600,000
RBC Capital Markets, LLC	36,600,000
SunTrust Robinson Humphrey, Inc.	36,600,000
Wells Fargo Securities, LLC	24,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	12,200,000
Oppenheimer & Co. Inc.	12,200,000
Total	$305,000,000

The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the notes is subject to certain conditions, including the delivery of certain legal opinions by their counsel. Subject to the terms and conditions of the underwriting agreement, the underwriter is committed to take and pay for all of the Notes, if it purchases any of the notes.

Commissions and Discounts

The underwriters have advised us that they propose to initially offer the notes at a price of 100% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of 1.5% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

	Per Note	No Exercise	Full Exercise
Public offering price	100%	$305,000,000	$350,000,000
Underwriting discounts and commissions	2.5%	$7,625,000	$8,750,000
Proceeds, before expenses, to us	97.5%	$297,375,000	$341,250,000

The expenses of this offering, not including the underwriting discounts, are estimated to be $320,000 and are payable by us. Sales of notes made outside the United States may be made by affiliates of the underwriters.

Option to Purchase Additional Notes

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, from time to time, in whole or in part, to purchase up to an additional $45,000,000 aggregate principal amount of the notes at the initial offering price less the underwriters’ discount.

Lock-Up Agreements

We, all of our directors and executive officers and our Manager have agreed that, subject to certain exceptions, without the prior written consent of each of Barclays Capital Inc. and J.P. Morgan Securities LLC, we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person in privity with such persons of) any shares (including, without limitation, shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares or securities convertible, exercisable or exchangeable into shares or any of our other securities or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement. The foregoing does not apply to shares to be sold by us pursuant to the underwriting agreement and certain other exceptions, including the issuance of shares by us to our Manager in connection with the reinvestment by our Manager of fees payable by us to our Manager under the management services agreement, the sale or disposition by our Manager of shares issued by us to our Manager in connection with the reinvestment of such fee and, commencing 60 days after the date of this prospectus supplement, the filing of a registration statement, prospectus or prospectus supplement and any related activities in compliance with the request of the Coleman Trust pursuant to terms of the Registration Rights Agreement.

Barclays Capital Inc. and J.P. Morgan Securities LLC, in their sole discretion, may release the shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the shares and other securities from lock-up agreements, Barclays Capital Inc. and J.P. Morgan Securities LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares and other securities for which the release is being requested and market conditions at the time.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes and our shares. Such transactions include, without limitation, bids or purchases to peg, fix or maintain the price of the notes and our shares. If the underwriters create a short position in the notes in connection with the offering, or if the underwriters sell more Notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the option that we have granted to the underwriters. Purchases of a security to stabilize the price or reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes and our shares. In addition, neither we nor the underwriters make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

No Active Market

Prior to this offering, there has been no active market for the notes. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

Indemnification

We have agreed pursuant to the terms of the purchase agreement to indemnify the underwriters against certain liabilities, including liabilities under the U.S. securities laws, or to contribute to any payments the underwriter may be required to make for such liabilities.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter in this offering, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriters or any selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Relationships

Certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. For instance, Barclays Capital Inc. and Macquarie Capital (USA) Inc. are joint lead bookrunners of Atlantic Aviation’s existing credit facility and their affiliates are joint lead arrangers and lenders under such facility. IMTT, Hawaii Gas and District Energy are also parties to various loan agreements and credit facilities under which affiliates of the underwriters serve as trustees, agents and lenders. In addition, Macquarie Capital (USA) Inc. acted as joint bookrunner and lead placement agent for a notes offering by Hawaii Gas. Barclays Capital Inc. is acting as financial advisor to the Company in connection with the IMTT Acquisition. Barclays Capital Inc. and Macquarie Capital (USA) Inc. acted as financial advisor to the Company in connection with our acquisition of Galaxy Aviation. Concurrently with this offering, Barclays Capital Inc., J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Oppenheimer & Co. Inc. are acting as underwriters in connection with the equity offering. Affiliates of Barclays Capital Inc., J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc., SunTrust Robinson Humphrey, Inc. and RBC Capital Markets, LLC are acting as lenders under our new senior secured revolving credit facility. Macquarie Capital (USA) Inc. is an affiliate of our Manager.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuer for any such offer; or (c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

The underwriters shall be deemed to have represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In the United Kingdom, this prospectus supplement is for distribution only to, and is only Financial Promotion Order, (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the notes may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person.

The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by White & Case LLP, New York, New York. Weil Gotshal & Manges LLP, New York, New York, is advising the underwriters in connection with the offering of the notes.

EXPERTS

The consolidated financial statements and schedule of Macquarie Infrastructure Company LLC and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of IMTT Holdings Inc. and Subsidiaries as of December 31, 2013 and 2012, and each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free number at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may also be obtained from our website at www.macquarie.com/mic, although information on our website is not incorporated by reference into and does not constitute a part of this prospectus supplement. Our shares are listed on the NYSE under the symbol “MIC” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules) until the offering of the particular securities covered by this prospectus supplement has been completed. This prospectus supplement is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 19, 2014;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on April 30, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on May 22, 2014 and July 7, 2014; and
•	The description of our shares set forth in Amendment No. 1 to our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on June 25, 2007.

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus supplement to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, NY 10019
Attention: Investor Relations
Telephone: (212)-231-1825

Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference into this prospectus supplement or as a part of this prospectus supplement.

PROSPECTUS

Shares

Debt Securities

Macquarie Infrastructure Company LLC

Macquarie Infrastructure Company LLC may sell, from time to time, limited liability company interests, which we refer to as shares, and debt securities, which we refer to, together with the shares, as securities. Macquarie Infrastructure Management (USA) Inc., our manager, as a selling security holder (our “Manager” or the “Selling Security Holder”), may sell, from time to time, shares in Macquarie Infrastructure Company LLC. We or the Selling Security Holder may offer for sale the securities covered by this prospectus, as applicable, directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices or at privately negotiated prices, including in satisfaction of certain contractual obligations. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We and the Selling Security Holder may offer these securities, as applicable, at prices and on terms determined at the time of offering.

The shares covered by this prospectus are listed for trading on The New York Stock Exchange under the symbol “MIC.”

We will provide more specific information about the terms of an offering of these securities in supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplements carefully before you invest. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts or other compensation will be described in the applicable prospectus supplement relating to the offering.

Investing in the securities involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus. Risks may also be described in an accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2013.

Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and any applicable prospectus supplement. This prospectus and any applicable prospectus supplement may be used only for the purpose for which it has been published, and no person has been authorized to give any information not contained in this prospectus and any applicable prospectus supplement. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may or the Selling Security Holder may sell securities covered by this prospectus in one or more offerings. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we or the Selling Security Holder may, from time to time, add and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

PROSPECTUS SUPPLEMENT

This prospectus provides you with a general description of the securities that we may offer. Each time that we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Any statement that we make in this prospectus shall be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement, especially the section titled “Risk Factors,” together with the additional information described under the heading “Incorporation of Certain Documents by Reference” or incorporated by reference in this prospectus and any applicable prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus will describe: the applicable public offering price, the price paid for the securities, the net proceeds, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of securities covered by this prospectus.

For more detail on the terms of the securities offered, see “Description of our Shares” and “Description of Debt Securities.”

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference into this prospectus, and from time to time may make in our public filings, press releases or other public statements, certain statements that may constitute forward-looking statements. These include without limitation those under the headings “Macquarie Infrastructure Company” and “Risk Factors,” as well as those contained in any prospectus supplement or in any document incorporated by reference into this prospectus or any applicable prospectus supplement. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

Forward-looking statements in this prospectus and any prospectus supplement (including any documents incorporated by reference herein or therein) are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	changes in general economic, business or demographic conditions or trends in the United States or changes in the political environment, level of travel or construction or transportation costs where we operate, including changes in interest rates and price levels;
•	our holding company structure and/or investments in businesses that we may not control, may limit our ability to pay or increase a dividend;
•	changes in patterns of commercial or general aviation air travel, including variations in customer demand for our business;

•	our Manager’s affiliation with the Macquarie Group or equity market sentiment, which may affect the market price of our shares;
•	our limited ability to remove our Manager for underperformance and our Manager’s right to resign;
•	payment of performance fees to our Manager, if any, that could reduce distributable cash if paid in cash or could dilute existing shareholders if satisfied with the issuance of our shares;
•	our ability to service, comply with the terms of and refinance at maturity our substantial indebtedness;
•	our ability to make, finance and integrate acquisitions;
•	our ability to implement our operating and internal growth strategies;
•	our ability to enhance the financial planning and analysis function at IMTT;
•	the regulatory environment, including U.S. energy policy, in which our businesses and the businesses in which we hold investments operate and our ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators of our businesses and the businesses in which we hold investments, and our relationships and rights under and contracts with governmental agencies and authorities;
•	unanticipated or unusual behavior of the City of Chicago brought about by the financial distress of the city;
•	the extent to which federal spending cuts, including potentially those resulting from sequestration, reduce the U.S. military presence on Hawaii or flight activity at airports on which Atlantic Aviation operates;
•	technological innovations leading to a change in energy consumption patterns;
•	changes in electricity or other energy costs, including natural gas pricing;
•	the competitive environment for attractive acquisition opportunities facing our businesses and the businesses in which we hold investments;
•	environmental risks, including the impact of climate change and weather conditions, pertaining to our businesses and the businesses in which we hold investments;
•	work interruptions or other labor stoppages at our businesses or the businesses in which we hold investments;
•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of our income and gains for such treatment;
•	disruptions or other extraordinary or force majeure events affecting the facilities or operations of our businesses and the businesses in which we hold investments and our ability to insure against any losses resulting from such events or disruptions;
•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and our ability to recover increases in these costs from customers;
•	our ability to make alternate arrangements to account for any disruptions or shutdowns that may affect the facilities of the suppliers or the operation of the barges upon which our gas processing and distribution business is dependent; and
•	changes in U.S. domestic demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus and any accompanying prospectus supplement. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus or any accompanying prospectus supplement (including any documents incorporated by reference herein or therein) may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, however, consult further disclosures we may make in future filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free number at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may also be obtained from our website at www.macquarie.com/mic, although information on our website does not constitute a part of this prospectus. Our shares are listed on the New York Stock Exchange, or NYSE, under the symbol “MIC” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 20, 2013;
•	Our Current Report on Form 8-K filed with the SEC on February 27, 2013; and
•	The description of our shares set forth in our Amendment No. 1 to our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on June 25, 2007.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, NY 10019
Attention: Investor Relations
Telephone: (212)-231-1825

Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference into this prospectus or a part of this prospectus.

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MACQUARIE INFRASTRUCTURE COMPANY LLC

Macquarie Infrastructure Company, LLC, a Delaware limited liability company, was formed on April 13, 2004. Except as otherwise specified, “Macquarie Infrastructure Company”, “MIC,” “the Company”, “we,” “us,” and “our” refer to Macquarie Infrastructure Company LLC and its subsidiaries together from June 25, 2007 and, prior to that date, to Macquarie Infrastructure Company Trust, the Company and its subsidiaries. Macquarie Infrastructure Management (USA) Inc., which we refer to as our Manager, is part of the Macquarie Group, comprised of Macquarie Group Limited and its subsidiaries and affiliates worldwide.

General

We own, operate and invest in a diversified group of infrastructure businesses that provide basic services, such as chilled water for building cooling and gas utility services to businesses and individuals primarily in the U.S. The businesses we own and operate include:

•	International Matex Tank Terminals or IMTT: a 50% interest in a bulk liquid storage terminal business, which provides bulk liquid storage and handling services at ten marine terminals in the United States and two in Canada and is one of the largest participants in this industry in the U.S., based on storage capacity;
•	Hawaii Gas: a full-service gas energy company processing and distributing gas products and providing related services in Hawaii;
•	District Energy: a 50.01% controlling interest in a district energy business, which operates among the largest district cooling systems in the U.S., serving various customers in Chicago, Illinois and Las Vegas, Nevada;
•	Atlantic Aviation: an airport services business providing products and services, including fuel and aircraft hangaring/parking, to owners and operators of general aviation aircraft at 62 airports in the U.S.; and
•	MIC Solar Energy Holdings or MIC Solar: interests in two solar power generation facilities totaling 30 megawatts located in the southwest U.S. that will provide wholesale electricity to utilities.

Our businesses generally operate in sectors with significant barriers to entry, including high initial development and construction costs, the existence of long-term contracts or the requirement to obtain government approvals and a lack of immediate cost-efficient alternatives to the services provided. Overall they tend to generate sustainable long-term cash flows. Each of our operating businesses has its own management team and staff, as necessary, to conduct and support its operations.

We have elected to treat MIC as a corporation for federal tax purposes. As a result, all investor tax reporting regarding dividends will be provided on Form 1099.

Our Manager

MIC is managed externally by Macquarie Infrastructure Management (USA) Inc., our Manager. Our Manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets.

We have entered into a management services agreement with our Manager. Our Manager is responsible for our day-to-day operations and affairs and oversees the management teams of our operating businesses. At the holding company level, the Company does not have any employees. Our Manager has assigned, or seconded, to the Company two of its employees to serve as chief executive officer and chief financial officer of the Company and seconds or makes other personnel available as required. The services performed for the Company by our Manager are provided at our Manager’s expense, and include the compensation of our seconded personnel.

We pay our Manager a quarterly base management fee based primarily on our market capitalization. Our Manager can also earn a performance fee if the quarterly total return to shareholders (capital appreciation plus dividends) exceeds the quarterly total return based on a weighted average of two benchmark utilities indices. For our Manager to be eligible for the performance fee, MIC’s quarterly total returns must be positive and in excess of any prior underperformance. The performance fee is equal to 20% of the difference between the benchmark return and the return for our shareholders. Our Manager may, in its sole discretion, choose to retain base and/or performance fees in cash or to reinvest such fees in additional shares.

We believe that Macquarie Group’s demonstrated expertise and experience in the management, acquisition and funding of infrastructure businesses provide us with an advantage in pursuing our strategy. Our Manager is part of the Macquarie Funds Group, the asset management division of Macquarie globally. Macquarie-managed entities own, operate and/or invest in a global portfolio of approximately 110 businesses including toll roads, airports and airport-related infrastructure, bulk liquid storage, ports, communications, media, electricity and gas distribution networks, water utilities, renewable energy generation, aged care, rail and ferry assets across 25 countries.

Principal Executive Offices

Our principal executive offices are located at 125 West 55th Street, New York, NY 10019. Our telephone number at that location is (212) 231-1000. You may also obtain additional information about us from our website, www.macquarie.com/mic. Information on our website is not incorporated by reference into this prospectus or a part of this prospectus.

RISK FACTORS

An investment in our shares involves a number of risks. For a discussion of risks related to our business, please see Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 20, 2013, which is incorporated in this prospectus by reference. You should carefully read and consider the risks described below and elsewhere in this prospectus, as well as those described in the documents we incorporate by reference, before investing in our securities.

Risks Related to Ownership of Our Shares

MIC’s inherently complex structure and financial reporting may make it difficult for some investors to value our shares.

We are a limited liability company structured as a non-operating holding company of four operating businesses and one substantial, unconsolidated investment. We have elected to be treated as a corporation for tax purposes. Our consolidated federal income tax group is comprised of two of our operating businesses. Our investment and one of our operating businesses file stand-alone federal income tax returns. To the extent we receive distributions either from our investment or operating business that is not a part of our tax group, and these distributions are characterized as a dividend for tax purposes (as opposed to a return of capital), such distributions would be eligible for the federal dividends received deductions (80% exclusion in calculating taxes). These and other factors may make it difficult for some potential investors, particularly those without a moderate level of financial acumen, to accurately assess the value of our shares and may adversely impact the market for our shares.

Our Manager’s decision to reinvest its quarterly base management fees and performance fees, as applicable, in our shares or retain the cash will affect holders of our shares differently.

Our Manager earned $7.1 million and $22.0 million in base management and performance fees, respectively, during the first quarter of 2013 and $21.9 million and $67.3 million in base management and performance fees, respectively, during 2012. These fees are based on the Company’s market capitalization and performance and maybe higher or lower than these levels in the future. Our Manager, in its sole discretion, may elect to retain base management fees and performance fees, if applicable, paid in cash or to reinvest such payments in additional shares. In the event the Manager chooses not to reinvest the fees to which it is entitled in additional shares, the amount paid will reduce the cash that may otherwise be distributed as a dividend to all shareholders or used in the Company’s operations. In the event the Manager chooses to reinvest the fees to which it is entitled in additional shares, effectively returning the cash to us, such reinvestment will dilute existing shareholders by the increase in the percentage of shares owned by the Manager. Either option may adversely impact the market for our shares.

Our reported EBITDA excluding non-cash items and free cash flow will be lower if the Manager elects to retain base management and/or performance fees in cash as compared with its election to reinvest such base management and/or performance fees in additional shares. The amount by which these items are lower could be material. See Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 20, 2013 for further information on how we calculate these items and what management uses these items for.

Our Manager owns a significant portion of MIC’s shares outstanding. A sale of all or a portion of the interests owned by our Manager could be interpreted by the equity markets as a lack of confidence in the prospects of the Company.

Our Manager, in its sole discretion, determines whether to reinvest base and performance fees in shares and whether to hold or sell those securities. Reinvestment of base and performance fees in additional shares during the past two years has substantially increased our Manager’s ownership stake in the Company. As of February 20, 2013, our Manager owned 11.55% of our outstanding shares. If our Manager decides, for reasons other than the performance and prospects of the Company, to reduce its position in the Company, such sales may be interpreted by some market participants as a lack of confidence in the Company and put downward pressure on the market price of our shares.

Our total assets include a substantial amount of goodwill and intangible assets. The write-off of a significant portion of intangible assets would negatively affect our reported earnings.

Our total assets reflect a substantial amount of goodwill and other intangible assets. At December 31, 2012, goodwill and other intangible assets, net, represented approximately 51.3% of total assets from continuing operations. Goodwill and other intangible assets were primarily recognized as a result of the acquisitions of our businesses and investments. Other intangible assets consist primarily of airport operating rights, customer relationships and trade names. On at least an annual basis, we assess whether there has been an impairment in the value of goodwill and assess for impairment of other intangible assets with indefinite lives when there are triggering events or circumstances. If the carrying value of the tested asset exceeds its estimated fair value, impairment is deemed to have occurred. In this event, the amount is written down to fair value. Under current accounting rules, this would result in a charge to reported earnings. We have recognized significant impairments in the past, and any future determination requiring the write-off of a significant portion of goodwill or other intangible assets would negatively affect our reported earnings and total capitalization, and could be material.

Our total assets include a substantial amount of goodwill, intangible assets and fixed assets. The depreciation and amortization of these assets may negatively impact our reported earnings.

The high level of intangible and physical assets written up to fair value upon acquisition of our businesses generates substantial amounts of depreciation and amortization. These non-cash items serve to lower net income as reported in our statement of operations as well as our taxable income. The generation of net losses or relatively small net income may contribute to a net operating loss (NOL) carryforward that can be used to offset currently taxable income in future periods. However, the continued reporting of little or negative net income may adversely affect the attractiveness of the Company among some potential investors and may reduce the market for our shares.

Our Manager’s affiliation with Macquarie Group Limited and the Macquarie Group may result in conflicts of interest or a decline in our stock price.

Our Manager is an affiliate of Macquarie Group Limited and a member of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie Group Limited, its affiliates, or other members of the Macquarie Group. Such transactions have included and may include, among other things, the entry into debt facilities and derivative instruments with members of the Macquarie Group serving as lender or counterparty, and financial advisory services provided to us by the Macquarie Group.

Although our audit committee, all of the members of which are independent directors, is required to approve of any related party transactions, including those involving members of the Macquarie Group or its affiliates, the relationship of our Manager to the Macquarie Group may result in conflicts of interest.

In addition, as a result of our Manager’s being a member of the Macquarie Group, negative market perceptions of Macquarie Group Limited generally or of Macquarie’s infrastructure management model, or Macquarie Group statements or actions with respect to other managed vehicles, may affect market perceptions of our Company and cause a decline in the price of our shares unrelated to our financial performance and prospects.

Our Manager can resign with 90 days notice and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations, which could adversely affect our financial results and negatively impact the market price of our shares.

Our Manager has the right, under the management services agreement, to resign at any time with 90 days notice, whether we have found a replacement or not. The resignation of our Manager will trigger mandatory repayment obligations under debt facilities at our operating companies other than IMTT and Hawaii Gas. If our Manager resigns, we may not be able to find a new external manager or hire internal management with similar expertise within 90 days to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial results could be adversely affected, perhaps materially, and the market price of our shares may decline substantially. In addition, the coordination of our internal management, acquisition activities and supervision of our businesses and investments are likely to suffer if we were unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager and its affiliates. Furthermore, if our Manager resigns, the Company and its subsidiaries will be required to cease use of the Macquarie brand entirely, and change their names to remove any reference to “Macquarie.” This may cause the value of the Company and the market price of our shares to decline.

In the event of the underperformance of our Manager, we may be unable to remove our Manager, which could limit our ability to improve our performance and could adversely affect the market price of our shares.

Under the terms of the management services agreement, our Manager must significantly underperform in order for the management services agreement to be terminated. The Company’s Board of Directors cannot remove our Manager unless:

•	our shares underperform a weighted average of two benchmark utilities indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66.67% of the outstanding shares (excluding any shares owned by our Manager or any affiliate of the Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the management services agreement and such breach continues unremedied for 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the management services agreement, or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

Because our Manager’s performance is measured by the market performance of our shares relative to the weighted average of two benchmark utilities indices, even if the absolute market performance of our shares does not meet expectations, the Company’s Board of Directors cannot remove our Manager unless the market performance of our shares also significantly underperforms the weighted average of such benchmark utilities indices. If we were unable to remove our Manager in circumstances where the absolute market performance of our shares does not meet expectations, the market price of our shares could be negatively affected.

Certain provisions of the management services agreement and the operating agreement of the Company makes it difficult for third parties to acquire control of the Company and could deprive investors of the opportunity to obtain a takeover premium for their shares.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the management services agreement, the management services agreement provides that in circumstances where the stock ceases to be listed on a recognized U.S. exchange as a result of the acquisition of stock by third parties in an amount that results in the stock ceasing to meet the distribution and trading criteria on such exchange or market, the Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the management services agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on the Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our shares could delay or prevent a change in control that may favor our shareholders. Furthermore, in the event of such a delisting, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our Company, subject to debt repayment obligations. We would also be prohibited from incurring any new indebtedness or engaging in any transactions with shareholders of the Company or its affiliates without the prior written approval of the Manager. These provisions could deprive shareholders of opportunities to realize a premium on the shares owned by them.

The operating agreement of the Company, which we refer to as the LLC agreement, contains a number of provisions that could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, control of the Company. These provisions include:

•	restrictions on the Company’s ability to enter into certain transactions with our major shareholders, with the exception of our Manager, modeled on the limitation contained in Section 203 of the Delaware General Corporation Law;
•	allowing only the Company’s Board of Directors to fill vacancies, including newly created directorships and requiring that directors may be removed only for cause and by a shareholder vote of 66 2/3%;
•	requiring that only the Company’s chairman or Board of Directors may call a special meeting of our shareholders;
•	prohibiting shareholders from taking any action by written consent;
•	establishing advance notice requirements for nominations of candidates for election to the Company’s Board of Directors or for proposing matters that can be acted upon by our shareholders at a shareholders’ meeting;
•	having a substantial number of additional shares authorized but unissued;
•	providing the Company’s Board of Directors with broad authority to amend the LLC agreement; and
•	requiring that any person who is the beneficial owner of 15% or more of our shares make a number of representations to the City of Chicago in its standard form of EDS, the current form of which is included in the LLC agreement, which is incorporated by reference as an exhibit to this report.

The market price and marketability of our shares may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our shares may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our shares and may adversely affect our ability to raise capital through equity financings. These factors include the following:

•	price and volume fluctuations in the stock markets generally;
•	significant volatility in the market price and trading volume of securities of Macquarie Group Limited and/or vehicles managed by the Macquarie Group or branded under the Macquarie name or logo;
•	significant volatility in the market price and trading volume of securities of registered investment companies, business development companies or companies in our sectors, which may not be related to the operating performance of these companies;
•	changes in our earnings or variations in operating results;
•	any shortfall in EBITDA excluding non-cash items or free cash flow from levels expected by securities analysts;
•	changes in regulatory policies or tax law;
•	operating performance of companies comparable to us; and
•	loss of funding sources.

Risks Related to Taxation

We have significant income tax Net Operating Losses, or NOLs, which may not be realized before they expire.

We have $192.2 million in federal NOL carryforwards at December 31, 2012. While we have concluded that all but $7.8 million of the NOLs will more likely than not be realized, there can be no assurance that we will utilize the NOLs generated to date or any NOLs we might generate in the future. In addition, we have incurred state NOLs and have provided a valuation allowance against a portion of those. As with our federal NOLs, there is also no assurance that we will utilize those state losses or future losses that maybe generated. Further, the State of Illinois has suspended the use of NOL carryforwards through 2014, similar to the State of California’s suspension of an NOL deduction through 2011 for large corporations. There can be no assurance that other states will not suspend the use of NOL carryforwards or that California and Illinois will not extend the suspension of the use of NOL carryforwards.

Our ability to use our NOL carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation (or other entity taxable as a corporation, such as the Company) that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset future taxable income. Generally speaking, an “ownership change” occurs if the aggregate percentage ownership of the stock of the corporation held by one or more “five-percent shareholders” (as defined in the Code) increases by more than fifty percentage points over such shareholders’ lowest percentage ownership during the testing period, which is generally the three year-period ending on the transaction date. If we undergo an ownership change, our ability to utilize NOLs and certain other tax attributes could be limited.

The current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.

Under current law, qualified dividend income and long-term capital gains are taxed to non-corporate investors at a maximum U.S. federal income tax rate of 20% beginning in 2013. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time. In addition, certain holders that are individuals, estates or trusts are subject to a 3.8% surtax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of our shares. This may affect market perceptions of our Company and the market price of our shares could be negatively affected.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from our sale of securities under this prospectus for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, investments and the financing of possible acquisitions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering.

We will not receive any proceeds from sales of shares offered by the Selling Security Holder under this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges from continuing operations.

	Year Ended December 31,
	2012	2011	2010		2009		2008
Ratio of Earnings to Fixed Charges(1)	2.14	1.38	N/M	(2)	N/M	(2)	N/M	(2)

(1)	Our ratio of earnings to fixed charges from continuing operations is computed by dividing (i) pre-tax income from continuing operations before equity in earnings and amortization charges of investees, plus fixed charges and distribution received from equity investees classified as operating activities; by (ii) fixed charges.
(2)	Our ratio of earnings to fixed charges from continuing operations for the years ended December 31, 2010, 2009 and 2008 is not meaningful as fixed charges exceeded adjusted earnings in such years. Earnings were deficient to cover fixed charges by $14,992,000, $140,063,000 and $83,657,000 in 2010, 2009 and 2008, respectively.

DESCRIPTION OF OUR SHARES

General

The following is a summary of the material terms of the limited liability company interests in Macquarie Infrastructure Company LLC, which we refer to as shares. Our third amended and restated operating agreement, as amended from time to time, which we refer to as the LLC agreement, provides for the issuance of our shares and the distributions on and voting rights of our shares. The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the LLC agreement are intended to be consistent with the Delaware General Corporation Law, and the powers of our company and the shareholders of our company are generally intended to be similar in many respects to those of a Delaware corporation. In some instances, this summary refers to specific differences between the rights of holders of our shares, on the one hand, and the rights of shareholders of a Delaware corporation, on the other hand. Similarly, in some instances this summary refers to specific differences between the attributes of our shares, on the one hand, and shares of stock of a Delaware corporation, on the other hand. The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the LLC agreement, which will govern your rights as a holder of our shares, which is filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on June 22, 2007.

Authorized Shares

We are authorized to issue 500,000,000 shares. As of February 20, 2013, we had 47,453,943 shares outstanding. We are authorized to issue a single class of shares. All of our shares will be fully paid and nonassessable upon payment therefor.

Dividends and Distributions

Our board of directors may, in its sole discretion and at any time, declare and pay dividends and make and pay distributions from our cash flow to the holders of our shares, in proportion to their percentage of the aggregate number of our outstanding shares, as they appear on the share register on the related record date. “Net cash flow,” for any period, is defined as our gross cash proceeds for such period less the portion thereof used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies, all as determined by our board of directors. Net cash flow will not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but will be increased by any reductions of reserves discussed in the prior sentence.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By purchasing a share in us, you will be admitted as a member of our company and will be deemed to have agreed to be bound by the terms of the LLC agreement. Pursuant to this agreement, each shareholder and each person who acquires a share from a shareholder grants to our board of directors (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our board of directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC agreement.

Limited Liability

The Delaware Limited Liability Company Act provides that any shareholder who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Liability Company Act shall be liable to us for the amount of the distribution for three years. Under the Delaware Limited Liability Company Act, a limited liability company may not make a distribution to any shareholder if, after the distribution, all liabilities of the company, other than liabilities to shareholders on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware Limited Liability Company Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Limited Liability Company Act, an assignee who becomes a substituted shareholder of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time he became a shareholder and that could not be ascertained from the limited liability company agreement.

Voting Rights

Each outstanding share is entitled to one vote on any matter with respect to which our shareholders are entitled to vote, as provided in the LLC agreement and as detailed below.

The LLC agreement provides that the shareholders are entitled, at our annual meeting of shareholders, to vote for the election of all of the directors other than any director appointed by our Manager. Because the LLC agreement does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a meeting will effectively be able to elect all our directors standing for election.

Right to Bring a Derivative Action and Enforcement of the Provisions of the LLC Agreement by Holders of our Shares

The LLC agreement provides that a holder of our shares has the right to directly institute a legal proceeding against us to enforce the provisions of the LLC agreement.

Optional Purchase by Acquirer of 90% of our Shares

The LLC agreement provides that, if at any time more than 90% of our then outstanding shares are held by one person, whom we refer to as the acquirer, such acquirer has the right to purchase from the other shareholders for cash all, but not less than all, of the outstanding shares that the acquirer does not own. The acquirer can exercise its right to effect such purchase by delivering notice to us of its election to make the purchase not less than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to cause the transfer agent to mail the notice of the purchase to the record holders of our shares at least 30 days prior to purchase.

Upon the acquirer’s exercise of its purchase right, the LLC agreement provides that members other than the acquirer shall be required to sell all, but not less than all, of their outstanding shares at the offer price. The offer price will be equal to the average closing price (as described below) per share, on the 20 trading days immediately prior to, but not including, the date of the acquisition exchange. While this provision of the LLC agreement provides for a fair price requirement, the LLC agreement does not provide members with appraisal rights that shareholders of a Delaware corporation would be entitled to under Section 262 of the Delaware General Corporation Law.

The closing price of our shares, as applicable, on any date of determination means:

•	the closing sale price (or, if no closing price is reported, the last reported sale price) of a share (regular way) on the NYSE on such date;
•	if our shares are not listed for trading on the NYSE on any such date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which our shares are so listed;
•	if the shares are not so reported, the last quoted bid price for our shares in the over-the-counter market as reported by the National Quotation Bureau or a similar organization; or
•	if our shares are not so quoted, the average of the midpoint of the last bid and ask prices for our shares from at least three nationally recognized investment firms that we select for such purpose.

Dissolution of our Company

The LLC agreement provides for the dissolution and winding up of our company upon the occurrence of:

•	the adoption of a resolution by a majority vote of the board of directors approving our dissolution, winding up and liquidation and such action has been approved by the affirmative vote of a majority of our outstanding shares entitled to vote thereon;
•	the unanimous vote of our shareholders to dissolve, wind up and liquidate us; or

•	a judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on our business as then currently operated as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act.

Following the occurrence of a dissolution event with respect to us, we will be wound up in accordance with the terms of the LLC agreement. Upon our winding up, the then holders of our shares will be entitled to share ratably in our assets legally available for distribution following payment to creditors.

Anti-Takeover Provisions

Certain provisions of the management services agreement and the LLC agreement may make it more difficult for third parties to acquire control of us by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	protect the position of our Manager and its rights to manage our business and affairs under the management services agreement;
•	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board;
•	discourage certain types of transactions which may involve an actual or threatened change in control of us;
•	discourage certain tactics that may be used in proxy fights;
•	encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and
•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our shareholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our Manager may be terminated means that it will be very difficult for a potential acquirer to take over the management and operation of our business. Under the terms of the management services agreement, our Manager may only be terminated by us in the following circumstances:

•	our shares underperform a weighted average of two benchmark utilities indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66 2/3% of our shares (excluding any shares owned by our Manager or any affiliate of our Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the management services agreement and such breach continues unremedied for 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the management services agreement or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the management services agreement, the management services agreement provides that in circumstances where the shares cease to be listed on a recognized U.S. national securities exchange as a result of the acquisition of shares by third parties in an amount that results in the shares ceasing to meet the distribution and trading criteria on such exchange or market, our Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the management services agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on our Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our shares could delay or prevent a change in control that may favor our shareholders. Furthermore, in the event of such a delisting and unless otherwise approved in writing by our Manager, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our company. We will also be prohibited from incurring any new indebtedness or engaging in any transactions with our shareholders or their affiliates without the prior written approval of our Manager. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them.

Furthermore, upon resignation of our Manager and the termination of the management services agreement, or within 30 days of a delisting of our shares unless otherwise agreed by our Manager, we and our subsidiaries will cease using the Macquarie brand entirely, including changing our names to remove any reference to “Macquarie.” Similarly, if our Manager’s appointment is terminated by us, we and our subsidiaries will cease using the Macquarie brand within 30 days of termination.

Anti-Takeover Provisions in the LLC Agreement

A number of provisions of the LLC agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. The LLC agreement prohibits the merger or consolidation of us with or into any limited liability company, corporation, trust or any other unincorporated business or the sale, lease or exchange of all or substantially all of our assets unless the board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon; provided, however, that any shares held by the Manager or an affiliate or associate of the Manager shall not be entitled to vote to approve any merger or consolidation with or into, or sale, lease or exchange to, the Manager or any affiliate or an associate thereof. In addition, the LLC agreement contains provisions based on Section 203 of the Delaware General Corporation Law which prohibit us from engaging in a business combination with an interested shareholder unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of our outstanding shares (other than those shares held by the interested shareholder or any affiliate or associate thereof).

A “business combination” means:

•	any merger or consolidation of us or a subsidiary of our company with an interested shareholder or any person that is, or after such merger or consolidation would be, an affiliate or associate of an interested shareholder; or
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an interested shareholder or an affiliate or associate of an interested shareholder of any assets of our company or a subsidiary of our company, having an aggregate fair market value of not less than ten percent of our net investment value; or
•	the issuance or transfer by us or any subsidiary of our company (in one transaction or series of transactions) of any securities of ours or any subsidiary of our company to, or proposed by or on behalf of, an interested shareholder or an affiliate or associate of an interested shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of not less than ten percent of our net investment value; or
•	any spinoff or split-up of any kind of us or a subsidiary of our company proposed by or on behalf of an interested shareholder or an affiliate or associate of the interested shareholder; or
•	any reclassification of our shares (including any reverse split of our shares, or both) or recapitalization of us, or any merger or consolidation of us with any subsidiary of our company, or any other transaction that has the effect of increasing the percentage of the outstanding shares in our company or any subsidiary of our company or any class of securities of our company or any subsidiary of our company convertible or exchangeable for LLC interests or equity securities of any subsidiary, as the case may be, that are directly or indirectly owned by an interested shareholder or any affiliate or associate of an interested shareholder; or
•	any agreement, contract or other arrangement providing for any one or more of the actions in the above bullet points.

An “interested shareholder” is a person (other than our Manager, us or any subsidiary of ours or any employee benefit plan) who:

•	is, or was at any time within the three-year period immediately prior to the date in question, the beneficial owner of 15% or more of our shares and who did not become the beneficial owner of such amount of shares pursuant to a transaction that was approved by our board of directors; or
•	is an assignee of, or has otherwise succeeded to, any shares of which an interested shareholder was the beneficial owner at any time within the three-year period immediately prior to the date in question, if such assignment or succession occurred in the course of a transaction, or series of transactions, not involving a public offering.

Subject to the right of our Manager to appoint one director and his or her successor in the event of a vacancy, the LLC agreement authorizes only our board of directors to fill vacancies, including for newly created directorships. This provision could prevent a shareholder of ours from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that, with the exception of the director appointed to serve as Chairman by our Manager, directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of our outstanding shares.

The LLC agreement does not permit holders of our shares to act by written consent. Instead, shareholders may only take action via proxy, which may be presented at a duly called annual or special meeting of our shareholders. Furthermore, the LLC agreement provides that special meetings may only be called by the chairman of the board of directors of our company or by resolution adopted by our board of directors. The LLC agreement also provides that shareholders seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of shareholders of our company, must provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of our preceding year’s annual meeting. In addition, the shareholder furnishing such notice must be a shareholder of record on both (1) the date of delivering such notice and (2) the record date for the determination of shareholders entitled to vote at such meeting. The LLC agreement specifies certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued shares are available for future issuance, without approval of our shareholders. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has broad authority to amend the LLC agreement, as discussed below. The board could, in the future, choose to amend the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Disclosure Requirements Applicable to Fifteen Percent Investors

A certain number of our investors may be required to comply with certain disclosure requirements of the City of Chicago and non-compliance may result in the City of Chicago’s rescission or voidance of the Use Agreement and any other arrangements District Energy may have with the City of Chicago at the time of the non-compliance.

In order to secure any amendment to the Use Agreement with the City of Chicago to pursue expansion plans or otherwise, or to enter into other contracts with the City of Chicago, the City of Chicago may require any person who owns or acquires 15% or more of our shares to make a number of representations to the City of Chicago by filing a completed Economic Disclosure Statement, or EDS. The LLC agreement requires that in the event that we need to obtain approval from the City of Chicago in the future for any specific matter, including to expand the district cooling system or to amend the Use Agreement, we and each of our then 15% investors would need to submit an EDS to the City of Chicago within 30 days of the City of Chicago’s request. In addition, the LLC agreement requires each 15% investor to provide any supplemental information needed to update any EDS filed with the City of Chicago as required by the City of Chicago and as requested by us from time to time.

Any EDS filed by an investor may become publicly available. By completing and signing an EDS, an investor will have waived and released any possible rights or claims which it may have against the City of Chicago in connection with the public release of information contained in the EDS and also will have authorized the City of Chicago to verify the accuracy of information submitted in the EDS. The requirements and consequences of filing an EDS with the City of Chicago will make compliance with the EDS requirements difficult for our investors.

If any investor fails to comply with the EDS requirements on time or the City of Chicago determines that any information provided in any EDS is false, incomplete or inaccurate, the City of Chicago may rescind or void the Use Agreement or any other arrangements Thermal Chicago has with the City of Chicago, and pursue any other remedies available to them.

Amendment of the LLC Agreement

The LLC agreement may be amended by a majority vote of our board of directors, except with respect to the following provisions, which effectively require an affirmative vote of at least a majority of the outstanding shares:

•	our purpose or powers;
•	the authorization of additional shares;
•	the right of a holder of our shares to enforce the LLC agreement;
•	the provisions regarding the right of an acquirer of at least 90% of our shares to acquire the remaining shares described above;
•	the hiring of a replacement manager following the termination of our management services agreement;
•	the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our assets and certain other business combinations or transactions;
•	the right of holders to vote on our dissolution; and
•	the provision of the LLC agreement governing amendments thereof.

In addition, the consent of our Manager is required to amend the provisions providing for the duties of our Manager and the secondment of our officers pursuant to the management services agreement, the provision entitling our Manager to appoint the director who will serve as the chairman of our board of directors for so long as the management services agreement is in effect and the provision of the LLC agreement governing amendments thereof.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is Computershare Trust Company, N.A.

Listing

Our shares are listed on the NYSE under the symbol “MIC.”

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, and subordinated debt securities will be issued under a subordinated indenture, to be entered into between us and Wells Fargo Bank, National Association, as trustee. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the indentures. Forms of the senior indenture and the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part.

We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospective supplement relating to that series or issue.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time as permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

As used in this “Description of Debt Securities,” the terms “the company,” “we,” “our” and “us” refer to Macquarie Infrastructure Company LLC, a Delaware limited liability company, and do not, unless otherwise provided, include subsidiaries of Macquarie Infrastructure Company LLC.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior debt, as defined, and described more fully, under “— Subordination,” to the extent and in the manner set forth in the subordinated indenture.

The indentures will not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

The company’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities of any series or to make any funds available to the company, whether by dividend, loan or other payment, unless such subsidiaries guarantee the debt securities issued by the company. Therefore, without such guarantees, the assets of the company’s subsidiaries will be subject to the prior claims of all their respective creditors, including the lenders under any credit facilities or debt instruments maintained by our subsidiaries and trade creditors of our subsidiaries. The payment of dividends or the making of loans or advances to the company by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;
•	any limit on the aggregate principal amount of debt securities of such series;
•	the purchase price for the debt securities and the denominations of the debt securities, if other than denominations of $2,000 or any integral multiple of $1,000;
•	the date or dates upon which the debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;
•	the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate or rates shall be determined;
•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;
•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;
•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date, or the method by which such date or dates shall be determined;
•	the right, if any, to extend the interest payment periods and the duration of any such deferral period;
•	any provisions that would determine payments on the debt securities by reference to any index, formula or other method, and the manner of determining the amount of such payments;
•	the place or places where payments on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable indenture;
•	the rate or rates of amortization of the debt securities, if any;
•	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any debt securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;
•	the period or periods within which, the price or prices at which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;
•	any restriction or condition on the transferability of the debt securities of a particular series;
•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default, as defined below, if other than the full principal amount;
•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;
•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from or modifications or additions to the events of default or our covenants with respect to the applicable series of debt securities, and any provision for the suspension of certain covenants based on credit ratings or other criteria applicable to us or securities issued by us;
•	the application, if any, of the terms of the applicable indenture relating to defeasance and covenant defeasance, which terms are described below, to the debt securities;
•	whether we are issuing the debt securities in whole or in part in global form;
•	the depositary for global or certificated debt securities;
•	the names of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;
•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;
•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);
•	whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);
•	whether and the extent to which the debt securities are entitled to the benefits of any guarantees by any of our subsidiaries or any other form of guarantee;
•	whether the debt securities will be subordinated and the terms of the subordination provisions that will apply to the debt securities; and
•	any other specific terms of the debt securities not inconsistent with the indenture.

Each prospectus supplement, if required, will describe the material U.S. federal income tax considerations associated with the purchase, ownership and disposition by U.S. holders and non-U.S. holders (in each case, as defined under the heading “Material U.S. Federal Income Tax Considerations”) relating to the specific series of debt securities offered.

Unless otherwise specified in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior debt of the company.

The terms of the subordination of a series of subordinated securities, together with the definition of senior debt related thereto, will be as set forth in the applicable supplemental indenture and the prospectus supplement relating to such series.

Our creditors who do not hold senior debt will not benefit from the subordination provisions described herein. In the event of our bankruptcy or insolvency before or after maturity of the subordinated securities, such other creditors would rank equally and ratably with holders of the subordinated securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of subordinated securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against us.

Except to the extent otherwise set forth in a prospectus supplement, the indentures do not contain any restriction on the amount of senior debt which we may incur.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement and/or other offering material for each offering of such debt securities.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless otherwise noted in a prospectus supplement, we will not merge with or into or consolidate with any other person or sell, assign, transfer or convey our properties and assets substantially as an entirety to any other person other than a direct or indirect wholly-owned subsidiary of ours, unless:

•	we are the surviving corporation or limited liability company or, in case we merge into or consolidate with another person or sell, assign, transfer or convey our properties and assets substantially as an entirety to any person, the person into which we are merged or formed by such consolidation or the person which acquires our properties and assets substantially as an entirety is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the applicable indenture;
•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and
•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable indenture provisions described in this paragraph and that all conditions precedent provided for in the applicable indenture relating to such transaction have been complied with.

Events of Default, Notice and Waiver

Unless a prospectus supplement states otherwise, the following shall constitute events of default under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;
•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;
•	our failure to observe or perform any other of its covenants or warranties with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of the company; and
•	any other event of default provided with respect to debt securities of that series.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an event of default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such event of default.

The trustee, subject to its duties during an event of default to act with the required standard of care, may require indemnification satisfactory to the trustee by the holders of the debt securities of any series with respect to which an event of default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless:

•	the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture;
•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;
•	the trustee shall not have instituted such action within 60 days of such request; and
•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish periodically to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in a prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable indenture.

If indicated in a prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (referred to as defeasance) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (referred to as covenant defeasance), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient (in the opinion of an independent registered accounting firm) to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service, or IRS, or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities of any series;
•	reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any debt securities of any series;
•	change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, except as otherwise contemplated by the applicable indenture;
•	reduce the amount of principal of an original issue discount debt security or any other debt security that would be payable upon declaration of acceleration of the maturity thereof;

•	change the place of payment where, or the currency in which, any debt security or any premium or interest thereon is payable;
•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity thereof (or in the case of a redemption, on or after the redemption date);
•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults thereunder and their consequences;
•	modify any of the above provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indentures which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Global Debt Securities

We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement for each offering of such debt securities. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;
•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or
•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement for the offering of that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;
•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and
•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of the company, the trustee or any other agent of the company or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal (or premium, if any) or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days and under such other circumstances, if any, as may be described in an applicable prospectus supplement. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indentures are subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.

Concerning the Trustee

We anticipate appointing Wells Fargo Bank, National Association, the trustee under the indentures, as the paying agent, registrar and custodian with regard to the debt securities. As of the date of this prospectus, the trustee and its affiliates and Macquarie Infrastructure Company LLC and its affiliates may have various business relationships. In addition, as of the date of this prospectus, the trustee and its affiliates and the Macquarie Group and its affiliates, including the Manager, may have various business relationships. The trustee or its affiliates may in the future provide banking and other services to us and our subsidiaries, and to the Macquarie Group and its affiliates, including the Manager, in the ordinary course of their respective businesses.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations associated with the purchase, ownership and disposition of our shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). Except where noted, this discussion deals only with the shares held as capital assets by holders who acquired the shares in this issuance and does not address special situations, such as those of:

•	dealers in securities or currencies;
•	financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt organizations;
•	insurance companies;
•	persons holding shares as a part of a hedging, integrated or conversion transaction or a straddle;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, actually or constructively, more than 5% of our shares; or
•	persons liable for alternative minimum tax.

This discussion does not address the material U.S. federal income tax considerations associated with the purchase, ownership and disposition of debt securities which will be set forth, if required, in the applicable prospectus supplement.

Furthermore, the discussion below is based upon the provisions of the Code, the Regulations, and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those described below.

A “U.S. holder” of our shares means a beneficial owner of our shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” of our shares means a beneficial owner of our shares that is an individual, a corporation, an estate or a trust that is neither a U.S. holder nor a partnership (or other entity taxable as a partnership).

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, we urge you to consult your own tax adviser.

We cannot assure you that the IRS, or the courts will agree with the tax consequences described herein. A different treatment from that described below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in our shares. If you are considering the purchase of our shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to U.S. holders, subject to the limitations described above.

No Flow-Through of Taxable Income

An election has been made with the IRS to treat us as an association taxable as a corporation for U.S. federal income tax purposes. Because we are treated as an association taxable as a corporation for U.S. federal income tax purposes, an owner of our shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction.

Distributions

Distributions of cash or property that we pay in respect of our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 20%), provided that the U.S. holder receiving the dividend satisfies the applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. holder’s tax basis in our shares, and thereafter will be treated as capital gain.

Dispositions

Upon a sale, exchange or other taxable disposition of our shares, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in our shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the shares for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are currently subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax on Investment Income

For taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend income and its gains from the disposition of our shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our shares.

Information Reporting and Backup Withholding Requirements

In general, dividends on our shares, and payments of the proceeds of a sale, exchange or other taxable disposition of our shares paid to a U.S. holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the U.S. holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be refunded by the IRS or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to non-U.S. holders, subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our shares will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (ii) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements); instead, a non-U.S. holder is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate (or lower treaty rate, if applicable) on its effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

Distributions

Distributions of cash or property that we pay in respect of our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our shares. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our shares, and thereafter will be treated as capital gain (and thus treated in the manner described in “— Dispositions” below). In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A non-U.S. holder of our shares that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Dispositions

Except as set forth below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our shares unless:

•	the gain is U.S. trade or business income;
•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or
•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs.

We have not determined whether we are a U.S. real property holding corporation, and no assurance can be given that we are not or will not become one in the future. If, however, we are or become a U.S. real property holding corporation, so long as our shares are regularly traded on an established securities market, generally only a non-U.S. holder who holds or held directly or indirectly (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than five percent of our shares will be subject to United States federal income tax on the disposition of our shares. Non-U.S. holders should consult their own advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each non-U.S. holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our shares generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our shares to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our shares).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in us.

Federal Estate Tax

Our shares beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. Foreign Account Tax Compliance Act Withholding

Pursuant to Sections 1471 to 1474 of the Code and the Regulations promulgated thereunder, or FACTA, dividends paid after December 31, 2013 and the gross proceeds of sale or other disposition of our shares after December 31, 2016, to a foreign financial institution may be subject to withholding at the rate of 30% unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds of a sale or other disposition of, our shares paid after December 31, 2013 (or in the case of gross proceeds from a sale or other disposition, December 31, 2016), to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. Under certain circumstances, a U.S. holder or non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our shares.

SELLING SECURITY HOLDER

The Selling Security Holder is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets. The Selling Security Holder may from time to time offer and sell pursuant to this prospectus any or all of the shares beneficially owned by it.

PLAN OF DISTRIBUTION

Sales of our securities

We may sell the securities offered by us pursuant to this prospectus and any accompanying prospectus supplements separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;
•	directly to investors;
•	through agents; or
•	through a combination of any of these methods of sale.

We may sell the securities offered by us pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents. The obligations of the underwriters to purchase securities will be subject to the conditions set forth in the applicable underwriting agreement.

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through one or more market makers or into an existing trading market, on an exchange or otherwise, for securities; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the securities which is not expected to exceed that customary in the types of transactions involved.

In addition, the Selling Security Holder may sell shares under this prospectus in any of these ways. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Security Holder may also sell shares of our shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters, if any;
•	the purchase price of the securities being offered and the proceeds we will receive from the sale;
•	any options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any securities exchanges on which such securities may be listed;
•	a discussion of any other material U.S. federal income tax considerations applicable to the securities being offered that is not otherwise discussed in this prospectus; and
•	other material terms of the offering.

If we or the Selling Security Holder use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, the Selling Security Holder or from our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement accompanying this prospectus will identify any such underwriter, dealer or agent, and describe any compensation received by them from us or the Selling Security Holder. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by a FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the Selling Security Holder for the sale of any shares being registered pursuant to Rule 415 under the Security Act. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Underwriters, dealers and agents may be entitled to indemnification by us or the Selling Security Holder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or the Selling Security Holder and the underwriters, dealers and agents.

We or the Selling Security Holder may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we or the Selling Security Holder sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option, if any, to purchase additional securities. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

The Selling Security Holder and any other person participating in a distribution of the securities covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of securities by the Selling Security Holder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

In the ordinary course of business activities, any underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the account of their customers and may at any time hold long and short positions in such securities and instruments. Such instruments may involve securities and instruments of the Company.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Macquarie Infrastructure Company LLC and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of IMTT Holdings Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$305,000,000

Macquarie Infrastructure Company LLC

2.875% Convertible Senior Notes due 2019

Prospectus Supplement
July 9, 2014

Barclays

J.P. Morgan

Macquarie Capital

RBC Capital Markets

SunTrust Robinson Humphrey

Wells Fargo Securities

BofA Merrill Lynch

Oppenheimer & Co.